Exhibit 2.1

SECURITIES PURCHASE AGREEMENT
between
SCANTRON CORPORATION
and
KUE DIGITAL INTERNATIONAL LLC
Dated as of December 15, 2010

i

ii

Exhibits
Exhibit A: Form of Escrow Agreement
Exhibit B: Transaction Incentive Plan
Exhibit C: Form of Bonus Award Agreement

iii

SECURITIES PURCHASE AGREEMENT
          THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of December 15, 2010, by and between Scantron Corporation, a Delaware corporation (“Buyer”) and KUE Digital International LLC, a Delaware limited liability company (“Seller”). Each of Buyer and Seller are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.
          WHEREAS, Seller owns all of the issued and outstanding capital stock or membership interests of (i) KUE Digital Inc., a Delaware corporation (“KUED”), (ii) KUED Sub I LLC, a Delaware limited liability company (“Sub I”) and (iii) KUED Sub II LLC, a Delaware limited liability company (“Sub II” and, together with KUED and Sub I, the “Purchased Subsidiaries”).
          WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the capital stock or membership interests of the Purchased Subsidiaries, as applicable (the “Securities”), which are issued and outstanding as of the Closing Date.
          WHEREAS, concurrently with the execution and delivery of this Agreement, each of (i) Knowledge Universe Education L.P. (“KUELP”), (ii) Ignition Venture Partners III, L.P., (iii) Ignition Managing Directors Fund III, LLC and (iv) the Key Employee has delivered to Buyer a limited guarantee, dated as of the date of this Agreement and effective as of the Closing (each, “Guarantee” and collectively, the “Guarantees”).
          WHEREAS, concurrently with the execution and delivery of this Agreement, KUELP has delivered to Buyer a Restrictive Covenant Agreement dated as of the date of this Agreement and effective as of the Closing (the “Restrictive Covenant Agreement”).
          WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and the Key Employee have entered an employment agreement (the “Employment Agreement”), the effectiveness of which is conditioned upon the Closing.
          NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
     1.01 Purchase and Sale of Securities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey, free and clear of all Liens, to Buyer, and Buyer shall purchase and acquire from each Seller, all of the Securities held by Seller as of immediately prior to the Closing, in exchange for a payment by wire transfer of immediately available funds to an account designated by Seller of an amount equal to (i) the Closing Date Purchase Price, minus (ii) the Indemnification Escrow Amount, which shall be delivered to the Escrow Agent in accordance with Section 1.06.
     1.02 Delivery of Estimates; Calculation of Consideration.
          (a) On or prior to the third Business Day prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Closing Payment Certificate”), setting forth (i) Seller’s good faith estimate of the Net Working Capital Amount (the “Estimated Net Working Capital Amount”), (ii) the aggregate amount, if any, of Transaction Expenses that will be unpaid at the Closing (the “Unpaid Transaction Expenses”) and (iii) the aggregate amount, if any, of Indebtedness for Borrowed Money that will be unpaid at the Closing (the “Unpaid Indebtedness”). Seller shall consult with Buyer in connection with and with respect to the preparation of the Closing Payment Certificate and the parties will cooperate in good faith to resolve any dispute with respects to the items set forth on the Closing Payment Certificate prior to Closing.
          (b) For purposes hereof, the “Closing Date Purchase Price” means an amount equal to the sum of (i) $140,000,000 (the “Base Consideration”), minus (ii) the Expected Base Transaction Incentive Plan Amount, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (v) without duplication, the aggregate amount, if any, of Unpaid Transaction Expenses, and minus (vi) without duplication, the aggregate amount, if any, of Unpaid Indebtedness.
          (c) The Closing Date Purchase Price will be adjusted in accordance with Section 1.04 below, and such adjusted amount, together with any Contingent Purchase Price payable pursuant to Section 1.05 below, is referred to herein as the “Purchase Price.” The Purchase Price, together with the Transaction Incentive Plan Amount, is referred to herein as the “Aggregate Consideration.”
     1.03 The Closing; Payment for Securities, Indebtedness and Transaction Expenses.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at Four Times Square, New York, New York at 10:00 a.m. Eastern Time on the second Business Day following satisfaction or waiver of all of the closing conditions set forth in Article VII (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
          (b) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:
          (i) Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account designated by Seller, the consideration specified in Section 1.01;

          (ii) Pursuant to Section 1.01, Seller shall deliver or cause to be delivered to Buyer, (x) the certificates representing the portion of the Securities constituting the shares of capital stock of KUED to be transferred to Buyer, duly endorsed for transfer, which Securities so transferred to Buyer by Seller in the aggregate shall represent all of the outstanding equity interests of KUED, or accompanied by appropriate transfer documents and (y) the amendments to the operating agreements of Sub I and Sub II documenting the transfer of the portion of the Securities constituting all of the membership interests of Sub I and Sub II to Buyer;
          (iii) Buyer shall deliver the Indemnification Escrow Amount to the Escrow Agent in accordance with Section 1.06;
          (iv) Buyer shall deliver the Expected Base Transaction Incentive Plan Amount as follows: (a) Buyer shall deliver the Transaction Incentive Plan Indemnity Amount to the Escrow Agent in accordance with Section 1.06 and (b) Buyer shall deliver the remainder of the Expected Base Transaction Incentive Plan Amount to the Purchased Subsidiaries and their Subsidiaries in proportion to the Expected Base Transaction Incentive Plan Amount allocable to the Participants (as defined in the Transaction Incentive Plan) of each such entity under the Transaction Incentive Plan as of the Closing;
          (v) Buyer shall pay, or cause to be paid, on behalf of Seller and/or its Subsidiaries, the Unpaid Transaction Expenses by wire transfer of immediately available funds to accounts specified by Seller prior to the Closing in the Closing Payment Certificate; and
          (vi) Buyer and Seller shall make such other deliveries as are required by and in accordance with Article VII hereof.
          (c) Prior to or at Closing, Seller shall pay or cause the Purchased Subsidiaries and their Subsidiaries to pay any and all Indebtedness for Borrowed Money of the Purchased Subsidiaries and their Subsidiaries so that none of such entities will have any Indebtedness for Borrowed Money as of the Closing. All Indebtedness for Borrowed Money of the Purchased Subsidiaries and their Subsidiaries required to be discharged pursuant to this Section 1.03(c) is set forth on Schedule 1.03(c), describing the borrower, lender and any collateral securing such Indebtedness for Borrowed Money.
     1.04 Net Working Capital and Base Transaction Incentive Plan.
          (a) Determination. As promptly as practicable, but in any event within 75 days after the Closing Date, Buyer will deliver to Seller a consolidated balance sheet of the Purchased Subsidiaries as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, which shall be prepared in accordance with the Accounting Practices and Procedures, and a reasonably detailed statement (the “Closing Statement”) setting forth Buyer’s calculations of the Net Working Capital Amount. After delivery of the Closing Statement and until any dispute with respect thereto is finally resolved, Seller and its accountants shall be permitted reasonable access, during normal business hours and upon reasonable notice, to review the Purchased Subsidiaries’ books and records (including the work papers of the Purchased Subsidiaries’ accountants) related to the preparation of the Closing Statement or the calculation of any amount thereon; provided, however, that such access does not (i) unreasonably disrupt the normal operations of the Business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Law or the terms of any applicable Contract. Seller and its accountants may make inquiries of Buyer, the Purchased Subsidiaries’ and their accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and each of Buyer and the Purchased Subsidiaries shall, and shall use their commercially reasonable efforts to cause such accountants to, cooperate with and respond to such inquiries and, subject to the foregoing, to provide all information in their (or their accountants’) possession that is related to such review or the resolution of such disagreements. If Seller has any objections to the Closing Statement, it shall deliver to Buyer a statement setting forth its objections thereto (a “Purchase Price Adjustment Objections Statement”); provided, however, that the Purchase Price Adjustment Objections Statement shall include only objections based on whether (i) the amounts set forth on the Closing Statement were prepared in a manner consistent with the Accounting Practices and Procedures and (ii) there were mathematical errors in the computation of the Net Working Capital Amount. Any Purchase Price Adjustment Objections Statement shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation of Closing Net Working Capital based on such objections. To the extent not set forth in the Purchase Price Adjustment Objections Statement, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Statement. If a Purchase Price Adjustment Objections Statement is not delivered to Buyer within 30 days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable on the Parties hereto. Seller and Buyer shall negotiate in good faith to resolve any objections set forth in the Purchase Price Adjustment Objections Statement (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule and evidence of such discussions shall not be admissible in any future proceedings between the Parties). If, for any reason, the Parties do not reach a final resolution within 15 days after the delivery of the Purchase Price Adjustment Objections Statement, they shall mutually engage and submit such dispute to KPMG LLP (the “Accounting Referee”) for final and binding resolution. If any dispute is submitted to the Accounting Referee, each Party will furnish to the Accounting Referee and the other Party such work papers and other documents and information relating to the disputed issues as the Accounting Referee may reasonably request and are available to that Party or its independent accountants, and each Party shall be afforded the opportunity to present the Accounting Referee material relating to the determination and to discuss the determination with the Accounting Referee. The Accounting Referee shall resolve only the matters in dispute and adjust and establish any disputed adjustment of the Closing Date Purchase Price to reflect such resolution. In the engagement letter or agreement pursuant to which Seller and Buyer mutually engage the Accounting Referee, the Accounting Referee shall be required, in reaching its final and binding determination as to each item in dispute, (i) not to assign a value to any item in dispute greater than the greatest value assigned to such item, or less than the smallest value assigned to such item, in each case, by Buyer in the Closing Statement or by Seller in the Purchase Price Adjustment Objections Statement and (ii) to base such determination upon, and ensure that such determination is consistent with the Accounting Practices and Procedures and the definitions set forth in this Agreement. Seller and Buyer shall use their commercially reasonable efforts to cause the Accounting Referee to reach its written determination as soon as practicable and no later than 45 days after such dispute was submitted to the Accounting Referee, or as soon as practicable thereafter. The determination of the dispute by the Accounting Referee shall be final, binding and non-appealable on the Parties and such determination may be entered and enforced in any court having jurisdiction (the date of such determination, the “Final Determination Date”). The Closing Statement shall be modified if necessary to reflect such determination (the Closing Statement, as modified if necessary, the “Final Closing Statement”). The fees and expenses of the Accounting Referee shall be allocated to be paid by Buyer and/or Seller based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Referee.
          (b) Adjustments.
          (i) Net Working Capital Adjustment. If the Net Working Capital Amount as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Net Working Capital Amount, Buyer shall pay such excess to Seller in accordance with Section 1.04(c). If the Net Working Capital Amount as finally determined pursuant to Section 1.04(a) above is less than the Estimated Net Working Capital Amount, Seller shall pay or cause to be paid such shortfall to Buyer in accordance with Section 1.04(c).
          (ii) Base Transaction Incentive Plan Amount Adjustment. If the Expected Base Transaction Incentive Plan Amount is greater than the Actual Base Transaction Incentive Plan Amount to which employees of the Purchased Subsidiaries and their Subsidiaries become entitled and are paid in accordance with Section 4(a) of the Transaction Incentive Plan, Buyer shall pay the full amount of such excess to Seller in accordance with Section 1.04(c). For purposes of this Agreement, “Actual Base Transaction Incentive Plan Amount” means the aggregate amount actually paid by the Purchased Subsidiaries and their Subsidiaries to Participants as Initial Bonuses under (and within the meaning of) the Transaction Incentive Plan.
          (c) Adjustment Amount. Without duplication, all amounts owed pursuant to Sections 1.04(b)(i) and (ii) shall be aggregated, and the net amount (if any) owed by Buyer to Seller, on the one hand, or by Seller to Buyer, on the other hand, is referred to as the “Adjustment Amount”; it being understood and agreed that if the net effect pursuant to this Section 1.04(c) is an increase in the Closing Date Purchase Price, then Buyer shall make a cash payment to Seller of the Adjustment Amount, and if the net effect pursuant to this Section 1.04(c) is a decrease in the Closing Date Purchase Price, then Seller and Buyer shall jointly instruct the Escrow Agent to pay to Buyer from the Indemnification Escrow Amount and the Transaction Incentive Plan Indemnity Amount in the Escrow Fund (in accordance with the Escrow Agreement) an aggregate amount equal to the Adjustment Amount; provided, however that to the extent the Indemnification Escrow Amount and the Transaction Incentive Plan Indemnity Amount are together insufficient to pay the full Adjustment Amount, then an amount equal to the excess of the Adjustment Amount over the amount paid to Buyer from the Indemnification Escrow Amount and the Transaction Incentive Plan Indemnity Amount shall be paid by Seller by wire transfer of immediately available funds. The Adjustment Amount shall be calculated as an adjustment to the Aggregate Consideration. Payment of the Adjustment Amount shall be effected by wire transfer of immediately available funds to an account designated by the recipient Party within five Business Days after the Final Determination Date.
          (d) In the period beginning on the Closing Date and ending on the earliest date of final resolution of the Net Working Capital Amount, Actual Base Transaction Incentive Plan Amount and Adjustment Amount pursuant to this Section 1.04, no changes made by Buyer to the accounting methodology of the Business on which the Net Working Capital Amount or Adjustment Amount is to be based, shall have an impact upon the calculation of the Net Working Capital Amount, Actual Base Transaction Incentive Plan Amount or Adjustment Amount contemplated by this Section 1.04.
     1.05 Contingent Consideration.
          (a) In addition to the Closing Date Purchase Price and the Base Transaction Incentive Plan Amount, Buyer shall pay the Contingent Consideration, if any, determined and payable in accordance with this Section 1.05. As used herein, the “Contingent Consideration” shall be an amount determined by reference to the “Billed Revenue” actually achieved for the calendar year ended December 31, 2011 (“CY2011”) and calculated as set forth in this Section 1.05, as follows:
          (i) If CY2011 Billed Revenues are less than $36.5 million, there shall be no Contingent Consideration;
          (ii) If CY2011 Billed Revenues are $49.0 million or greater, the Contingent Consideration shall be $20.0 million; and
          (iii) If CY2011 Billed Revenues are greater than $36.5 million but less than $49.0 million, then the Contingent Consideration shall be an amount equal to the product of (A) $20.0 million, multiplied by (B) a fraction, the numerator of which is (1) (x) 2011 Billed Revenues, minus (y) $36.5 million, and the denominator of which is (2) $12.5 million.
Notwithstanding the foregoing, in the event an Acceleration Event occurs, the Contingent Consideration shall be $20,000,000.
          (b) For purposes of this Section 1.05:
          (i) “Billed Revenue” means the aggregate amounts billed to customers and clients by the Purchased Subsidiaries and their Subsidiaries or by any Affiliate of the Buyer to the extent such billings arise out of the Business, in all cases, as set forth on invoices issued in CY2011 by or on behalf of the Purchased Subsidiaries, their Subsidiaries and/or such other Persons (or any successor(s) to any of them), provided, that to the extent the Purchased Subsidiaries’ or their Subsidiaries’ products and services arising out of the Business are bundled with other products and services of Buyer or its Affiliates and sold with any bulk or similar discount, rebate or other similar reduction in pricing (each, a “Discount”), and any portion of such Discount is allocated to products and services attributable to the Business, then for purposes of determining Contingent Consideration, such portion of any such Discount will be added back to Billed Revenue (but only to the extent such Discount is in excess of Discounts generally provided by the Business in the ordinary course of business prior to the Closing); provided, further, that no amounts set forth on Schedule 1.05(b)(i) shall be taken into account for purposes of “Billed Revenue.”
          (ii) “Related Party Transaction” means any transaction relating to the revenue generating activities of the Business between Buyer, M & F Worldwide Corp. or any of their Subsidiaries (other than the Purchased Subsidiaries and their Subsidiaries), on the one hand, and the Purchased Subsidiaries and their Subsidiaries, on the other hand; provided, that “Related Party Transaction” shall not include: (x) transactions in the ordinary course of business, including bundling products and services of the Business with products and services of Buyer or its Affiliates; and (y) transactions related to any Intellectual Property of the Purchased Subsidiaries and their Subsidiaries that is made available to Buyer or any of its Affiliates for a particular use if Buyer and/or any of its Affiliates pays to the Purchased Subsidiaries or their Subsidiaries, as applicable, a license fee or other payment consistent with then-current market terms or terms consistent with terms provided by the Purchased Subsidiaries and the Subsidiaries to unaffiliated parties for such use (and, for the avoidance of doubt, such license fee or other payment will be included in Billed Revenue for purposes of determining the Contingent Consideration).
          (c) As promptly as practicable, but in any event within 75 days following the last day of CY2011, unless an Acceleration Event has occurred, Buyer will deliver to Seller a statement (the “Contingent Consideration Statement”) setting forth Buyer’s calculation of Billed Revenue and the resulting Contingent Consideration. If Buyer or its Affiliates elect to bundle the products and services of the Purchased Subsidiaries or their Subsidiaries with the products and services of Buyer or its other Affiliates, then the Contingent Consideration Statement shall also include (x) a reasonably detailed accounting of the recalculation of Billed Revenue in accordance with Section 1.05(f)(i) below and (y) if applicable, information regarding prices charged for the products and services of the Purchased Subsidiaries or their Subsidiaries when sold without such bundling. After delivery of the Contingent Consideration Statement and until any dispute with respect thereto is finally resolved, Seller and its accountants shall be permitted reasonable access, during normal business hours and upon reasonable notice, to review the Purchased Subsidiaries’ books and records (including the work papers of the Purchased Subsidiaries’ accountants) related to the preparation of the Contingent Consideration Statement or the calculation of any amount thereon; provided, however, that such access does not (i) unreasonably disrupt the normal operations of the Business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Law or the terms of any applicable Contract. Seller and its accountants may make inquiries of Buyer, the Purchased Subsidiaries’ and their accountants regarding questions concerning or disagreements with the Contingent Consideration Statement arising in the course of their review thereof, and each of Buyer and the Purchased Subsidiaries shall, and shall use their commercially reasonable efforts to cause such accountants to, cooperate with and respond to such inquiries and, subject to the foregoing, to provide all information in their (or their accountants’) possession that is related to such review or the resolution of such disagreements. If Seller has any objections to the Contingent Consideration Statement, it shall deliver to Buyer a statement setting forth its objections thereto (a “Contingent Consideration Objections Statement”). If a Contingent Consideration Objections Statement is not delivered to Buyer within 45 days after delivery of the Contingent Consideration Statement, the Contingent Consideration Statement shall be final and binding on the Parties hereto. If a Contingent Consideration Objections Statement is timely delivered to Buyer, Seller and Buyer shall negotiate in good faith to resolve any objections set forth in the Contingent Consideration Objections Statement (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule and evidence of such discussions shall not be admissible in any future proceedings between the Parties). If, for any reason, Seller and Buyer do not reach a final resolution within 15 days after the delivery of the Contingent Consideration Objections Statement then (i) to the extent that such dispute relates to the determination of accounting matters, Seller and Buyer shall mutually engage and submit such dispute to the Accounting Referee for final and binding resolution or (ii) to the extent that such dispute relates to any other matters (e.g., compliance with the provisions of Section 1.05(f) below) or if the Parties disagree as to whether the dispute relates solely to the determination of accounting matters, they shall resolve such dispute in accordance with the provisions of Section 11.11 below. If any dispute is submitted to the Accounting Referee, each Party will furnish to the Accounting Referee and the other Party such work papers and other documents and information relating to the disputed issues as the Accounting Referee may reasonably request and are available to that Party or its independent accountants, and each Party shall be afforded the opportunity to present the Accounting Referee material relating to the determination and to discuss the determination with the Accounting Referee. The Accounting Referee shall resolve matters in dispute and adjust and establish the Contingent Consideration to reflect such resolution. In the engagement letter or agreement pursuant to which Seller and Buyer mutually engage the Accounting Referee, the Accounting Referee shall be required, in reaching its final and binding determination as to each item in dispute, (i) not to assign a value to any item in dispute greater than the greatest value assigned to such item, or less than the smallest value assigned to such item, in each case, by Buyer in the Contingent Consideration Statement or by Seller in the Contingent Consideration Objections Statement and (ii) to base such determination upon, and ensure that such determination is consistent with, the Accounting Practices and Procedures and the definitions set forth in this Agreement. Seller and Buyer shall use their commercially reasonable efforts to cause the Accounting Referee to reach its written determination as soon as practicable and no later than 45 days after such dispute was submitted to the Accounting Referee, or as soon as practicable thereafter. The determination by the Accounting Referee of the disputed accounting matters submitted to the Accounting Referee shall be final, binding and non-appealable on the Parties hereto and may be entered and enforced in any court having jurisdiction. The Contingent Consideration Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Accounting Referee shall be allocated to be paid by Buyer and/or Seller based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Referee.

          (d) Contingent Consideration shall be paid as follows: (i) if the Contingent Consideration Statement delivered by Buyer to Seller reflects Billed Revenues resulting in the obligation to pay any Contingent Consideration, then Buyer shall pay such amount concurrently with the delivery of the Contingent Consideration Statement, (ii) without limiting clause (i), if Seller delivers a Contingent Consideration Objections Statement to Buyer and Buyer becomes obligated to pay any Contingent Consideration or an amount of Contingent Consideration that exceeds any prior payments of Contingent Consideration, then within five Business Days of each such resolution (negotiated or otherwise), Buyer shall pay such amount, or additional amount(s) and/or (iii) as soon as practicable after, but in no event later than five Business Days following, an Acceleration Event. All payments of Contingent Consideration shall be effected as follows: (i) the portion of the Contingent Consideration that represents the Contingent Transaction Incentive Plan Amount shall be delivered to the Purchased Subsidiaries, their Subsidiaries or such other Affiliates who are (or were most recently) employing or, if a different entity, responsible for administering payroll, in either case, for the Contingent Consideration Participants (in proportion to the Contingent Consideration payable to the Contingent Consideration Participants at each such entity) by wire transfer of immediately available funds, and Buyer shall cause such entities to pay all such amounts to such Contingent Consideration Participants in accordance with the terms of the Transaction Incentive Plan, promptly upon receipt by such entities, but in any event, within fifteen (15) days thereafter, and (ii) the remaining portion of the Contingent Consideration (referred to herein as the “Contingent Purchase Price”) shall be delivered to Seller by wire transfer of immediately available funds to an account designated by Seller. For purposes of this Agreement, (A) the term “Contingent Transaction Incentive Plan Amount” means the portion of the Contingent Consideration determined by multiplying the Contingent Consideration by a fraction, (x) the numerator of which equals the aggregate amount of the Initial Bonuses actually paid to all Contingent Consideration Participants, and (y) the denominator of which equals (1) the Closing Date Purchase Price, plus (2) the Actual Base Transaction Incentive Plan Amount, minus (3) the Indemnification Escrow Amount, and minus (4) the Transaction Incentive Plan Indemnity Amount and (B) the term “Contingent Consideration Participant” means each Participant who remains eligible to receive a Contingent Consideration Bonus on the applicable Contingent Consideration Bonus Date (each as defined in the Transaction Incentive Plan).
          (e) In the event that at any time prior to December 31, 2011, (i) there occurs a liquidation or dissolution of the Purchased Subsidiaries other than into an Affiliate of Buyer, (ii) there occurs a sale, license or other transfer of all or substantially all of the assets of the Purchased Subsidiaries to a Person that is not an Affiliate of Buyer in one or a series of transactions, (iii) there occurs a merger, reorganization, consolidation or share exchange in which the outstanding equity securities of the Purchased Subsidiaries are cancelled, converted into or exchanged for a different kind of securities of the successor entity and the successor entity is not an Affiliate of Buyer, (iv) there occurs an acquisition of all or substantially all of the outstanding equity securities of the Purchased Subsidiaries by a Person that is not an Affiliate of Buyer, or (v) Buyer or any of its Affiliates breaches the terms of Sections 1.05(f)(i), 1.05(f)(ii), 1.05(f)(iii) or 1.05(f)(v) in a manner that, individually or in the aggregate, materially and adversely affects the Contingent Consideration payable (each of the events described in clauses (i)-(v) of this Section 1.05(e) is referred to herein as an “Acceleration Event”), then the maximum Contingent Consideration as specified under Section 1.05(a) shall become due and payable immediately.

          (f) Except as otherwise provided in this Agreement or required by Law, from the Closing through the earlier of (i) December 31, 2011 and (ii) the occurrence of an Acceleration Event upon which Buyer pays the maximum Contingent Consideration, without the consent of Seller:
          (i) Buyer shall operate the Business with distinct books and records so as to allow the determination of Billed Revenue, and to the extent the Purchased Subsidiaries’ or their Subsidiaries’ products and services are bundled with other products and services of Buyer or its other Affiliates, Buyer will maintain mechanisms to accurately track in all material respects the Billed Revenue from such bundled products and services attributable to the Business;
          (ii) Buyer shall cause the Business to be operated in a manner that complies in all material respects with applicable Law, consistent with the Purchased Subsidiaries’ and their Subsidiaries’ obligations under Contracts and in a manner that is not reasonably likely to materially and adversely affect the Business, the Purchased Subsidiaries and their Subsidiaries or their relationships with employees, suppliers or customers; provided, however, that no Acceleration Event shall be deemed to occur with respect to any such non-compliance with applicable Law if, prior to the Closing, the Business, the Purchased Subsidiaries or their Subsidiaries, was not in compliance with such applicable Law;
          (iii) None of Buyer, the Purchased Subsidiaries or any of their Affiliates shall, directly or indirectly, (A) sell, transfer or license a material portion of the assets of the Purchased Subsidiaries and their Subsidiaries in one or a series of transactions outside of the ordinary course of business, (B) liquidate, merge or consolidate the Purchased Subsidiaries or any of their Subsidiaries with or into another Person, dissolve the Purchased Subsidiaries or any of their Subsidiaries into another Person, or sell or issue any securities of the Purchased Subsidiaries or any of their Subsidiaries to any Person, except in the case of each of clauses (A) and (B), other than to or into an Affiliate of Buyer (and only for so long as such purchaser, transferee, licensee or Person remains an Affiliate of Buyer and is thereafter bound by the terms of this Section 1.05(f) to the same extent as Buyer would be) or (C) cease to operate any material portion of the Business of the Purchased Subsidiaries or their Subsidiaries;
          (iv) Neither the Purchased Subsidiaries nor any of their Subsidiaries shall, and Buyer shall not authorize the Purchased Subsidiaries or any of their Subsidiaries to, enter into any Related Party Transaction unless it is made upon fair and reasonable terms no less favorable to the Purchased Subsidiaries and their Subsidiaries than would be obtained in a comparable arm’s length transaction with an unaffiliated third party, or in the case of a license for Intellectual Property, on terms that are less advantageous to the Purchased Subsidiaries or any of their Subsidiaries than any license with respect to the same or substantially similar Intellectual Property between Buyer and any of its Affiliates; and

          (v) None of Buyer, the Purchased Subsidiaries or any of their Affiliates shall take any action with the primary intent of artificially preventing or decreasing the earning of any Contingent Consideration.
Without limiting the foregoing, if Buyer requests that Seller consent to any action, omission, waiver or modification of the foregoing, Seller shall consider the requested consent in good faith and shall grant such consent if the specific action, omission, waiver or modification, considered separately or together with all such other actions, omissions, waivers or modifications consented to by Seller, would not reasonably be expected to adversely impact the Contingent Consideration that otherwise would be achievable in the absence of such action(s), omission(s), waiver(s) and/or modification(s). For the avoidance of doubt, nothing contained in this Section 1.05(f) is intended to restrict Buyer’s right to control the Purchased Subsidiaries and their Subsidiaries in any respect, including, without limitation, the hiring or termination of employees, the incurrence of expenses and requiring compliance with Buyer’s and its Affiliates’ internal controls, corporate governance policies and procedures, legal and regulatory compliance standards and other similar matters. Accordingly, Seller acknowledges and agrees that, in the event that any of the provisions of this Section 1.05(f) shall be breached in a manner that, individually or in the aggregate, materially and adversely affects the Contingent Consideration payable, Seller’s sole and exclusive remedy shall be a claim or action to recalculate and/or appropriately adjust the Contingent Consideration payable by Buyer and/or, only in the event that any of the provisions of Sections 1.05(f)(i), 1.05(f)(ii), 1.05(f)(iii) or 1.05(f)(v) are breached in a manner that, individually or in the aggregate, materially and adversely affects the Contingent Consideration payable, to establish that such breach constitutes an Acceleration Event, and Seller shall have no right to specifically enforce compliance with the provisions of this Section 1.05(f). Without limiting the foregoing, Buyer acknowledges that its actions or omissions in respect of control of the Purchased Subsidiaries and their Subsidiaries may impact the calculation of or give rise to an adjustment of the amount of the Contingent Consideration, and may also result in an Acceleration Event. Notwithstanding anything to the contrary in this Agreement, any breach of this Section 1.05(f) shall survive until finally resolved in accordance with Section 11.11 below.
          (g) Notwithstanding anything in this Agreement, none of Buyer, the Purchased Subsidiaries or any of their Affiliates (i) will owe Seller any fiduciary duty in respect of this Section 1.05 or the earning of any Contingent Consideration or (ii) will have any obligation in respect of this Section 1.05 other than an obligation to comply with (x) the covenants and agreements expressly set forth in this Section 1.05 and (y) the covenant of good faith and fair dealing implied in all contracts governed by Delaware Law, it being the Parties’ intention that any other covenants, agreements and/or obligations in respect of this Section 1.05 and the earning or payment of Contingent Consideration are expressly waived and disclaimed. In addition, the Parties acknowledge and agree that Seller’s rights and Buyer’s obligation to pay Contingent Consideration, if any, does not represent an ownership interest in Buyer or the Purchased Subsidiaries and shall not entitle Seller to any rights common to any holder of equity securities of Buyer or the Purchased Subsidiaries.
     1.06 Escrow Amounts. The “Indemnification Escrow Amount” shall be an amount equal to $6,586,790. The “Transaction Incentive Plan Indemnity Amount” shall be an amount equal to $413,210. Seller hereby authorizes and instructs Buyer, at the Closing, to deduct the

Indemnification Escrow Amount from the Base Consideration and the Transaction Incentive Plan Indemnity Amount from the Expected Base Transaction Incentive Plan Amount, and to deliver such funds to the Escrow Agent to be held in an escrow account (the “Escrow Account”), in accordance with the terms and conditions of the Escrow Agreement.
     1.07 Purchase Price Allocation; Tax Withholding.
          (a) For U.S. federal income tax purposes, the Parties shall treat the purchase and sale of all of the membership interests of Sub I and Sub II provided for herein as a purchase and sale of all of the assets of Sub I and Sub II and an assumption of all of the liabilities of Sub I and Sub II. Accordingly, the Purchase Price (plus such assumed liabilities, to the extent properly taken into account under the Code) and any other consideration payable to Seller pursuant to the transactions contemplated by this Agreement (the “Allocation Amount”) shall be allocated among the acquired capital stock of KUED and the Indian Company (the “Allocation”). Prior to the Closing, Buyer and Seller shall cooperate to obtain an appropriate certificate from an international firm of chartered accountants in India mutually agreeable to Buyer and Seller, certifying the value of the Indian Company (the “Allocation Value”) and the amount of withholding Tax to be imposed on the sale of Seller’s capital stock in the Indian Company (the “Indian Withholding Tax”). Buyer, on the one hand, and Seller, on the other hand, shall each pay one half of the fees and expense of such accountant. For purposes of the Allocation, the acquired capital stock of the Indian Company shall be allocated the Allocation Value. The excess of the Allocation Amount over the Allocation Value shall be allocated to the acquired capital stock of KUED.
          (b) If the Purchase Price is adjusted pursuant to Section 6.02(l), the amount of such adjustment shall be allocated to the acquired capital stock of KUED.
          (c) The Parties agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation for all applicable Tax purposes (including filing IRS Form 8594 with their U.S. federal income Tax Return for the taxable year that includes the Closing Date and in the course of any audit, review or litigation), and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for Tax purposes, unless otherwise required by applicable Law or unless the other Party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed.
          (d) Notwithstanding anything in this Agreement to the contrary, Buyer and the Escrow Agent shall be entitled to deduct and withhold from the consideration payable to any Person pursuant to this Agreement or the Escrow Agreement any amounts that Buyer or the Escrow Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Buyer or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person. For the avoidance of doubt, Buyer shall be permitted to deduct and withhold from the consideration payable to Seller an amount equal to the Indian Withholding Tax; provided, that Buyer shall provide Seller with evidence reasonably satisfactory to Seller that such Indian Withholding Tax has been timely paid by Buyer, on behalf of Seller and in Seller’s name, to the proper Indian Tax authorities.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
RELATING TO SELLER
          Except as set forth in the corresponding section of the disclosure schedules attached hereto (the “Disclosure Schedules”) (it being understood that any section of the Disclosure Schedules shall be deemed to incorporate by reference all other information set forth in any other section of the Disclosure Schedules, to the extent, but only to the extent, that the relevance of such disclosure in such other section is reasonably apparent), Seller represents and warrants to Buyer as follows:
     2.01 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to carry on its businesses as now conducted. Seller is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of the Business as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified or licensed, or in good standing, would not reasonably be expected to prevent Seller from consummating the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and would not reasonably be expected to have a Material Adverse Effect.
     2.02 Authorization and Enforceability. Seller possesses all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. All limited liability company actions and proceedings required to be taken by or on the part of Seller to authorize and permit the execution, delivery and performance by Seller of this Agreement or any transaction contemplated hereby and the other Transaction Documents to which it is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which Seller is a party has been, duly executed and delivered by Seller. This Agreement constitutes, and each other Transaction Document to which Seller is a party constitutes when so duly executed and delivered, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2.03 Ownership of and Title to Securities. Seller is the sole record and beneficial owner of, and has good and valid title to, the Securities, free and clear of all Liens. At the Closing, Seller shall transfer to Buyer, and Buyer shall receive from Seller, good and valid title to the Securities, free and clear of any Liens or claims of any Person with respect thereto, other than applicable federal and state securities Law restrictions. Other than this Agreement, the Securities are not subject to any voting trust agreements or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Securities.

     2.04 No Conflict; Required Filings and Consents.
          (a) Neither (i) the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller nor (ii) the consummation of the transactions contemplated hereby and thereby will: (x) conflict with or result in a breach of the certificate of formation or limited liability company agreement of Seller; (y) violate any Law or decree to which Seller is, or its assets or properties are, subject or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (z) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, result in the creation of any Lien upon any assets of the Purchased Subsidiaries or their Subsidiaries or require any notice under any Contract to which Seller or its Affiliates is a party or by which it is bound or that could reasonably give any party a right to rescind the transactions contemplated hereby; except in the case of either clause (y) or (z), for such conflicts, violations, breaches, defaults, accelerations, rights or failures as would not reasonably be expected to have a Material Adverse Effect.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby, except for such Authorizations, Orders, registrations, declarations, filings and notices as may be required under the HSR Act.
     2.05 Litigation. There are no Actions pending or, to Seller’s knowledge, threatened against or affecting Seller which would reasonably be expected to have a Material Adverse Effect.
     2.06 Other Agreements. Schedule 2.06 sets forth a true, correct and complete list of each Contract relating to the Business to which Seller or any Affiliate thereof (other than the Purchased Subsidiaries or their Subsidiaries) is a party or by which it is bound. Seller has made available to Buyer each Contract required to be listed on Schedule 2.06.
     2.07 Brokerage. No broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees, commission or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Seller or any of its Subsidiaries or Affiliates.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO THE PURCHASED SUBSIDIARIES
          Except as disclosed in the corresponding section of the Disclosure Schedules (it being understood that any section of the Disclosure Schedules shall be deemed to incorporate by reference all other information disclosed in any other section of the Disclosure Schedules, to the extent, but only to the extent, that the relevance of such disclosure in such other section is reasonably apparent), Seller represents and warrants to Buyer as follows:
     3.01 Organization and Good Standing. Each of the Purchased Subsidiaries (a) is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (b) has all requisite corporate or limited liability power and authority to own, operate and lease its properties and to carry on the Business as now conducted. Each Purchased Subsidiary is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of the Business as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified or licensed, or in good standing, would not reasonably be expected to have a Material Adverse Effect.
     3.02 Subsidiaries.
          (a) Each Subsidiary of the Purchased Subsidiaries identified on Schedule 3.02 (i) is directly or indirectly wholly owned by the Purchased Subsidiaries as set forth on Schedule 3.02, (ii) is duly organized, validly existing and in good standing (to the extent the foregoing is applicable in the jurisdiction of its organization) under the Laws of the jurisdiction of its organization, (iii) has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted, and (iv) is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. None of the Purchased Subsidiaries or their Subsidiaries has agreed to make, nor are any of them obligated to make, any future equity investment in or loan or capital contribution to, or assume any Indebtedness of, any Person. The Purchased Subsidiaries have made available to Buyer true, correct and complete copies of the organizational documents and any resolutions or minute books, each as amended to date, of each of its Subsidiaries.
          (b) Except for the Subsidiaries listed on Schedule 3.02, the Purchased Subsidiaries (i) do not have, and (ii) during the two years prior to the date hereof have not had, in each case, any direct or indirect Subsidiaries, and do not own, beneficially or otherwise, any shares or other equity securities of, or any direct or indirect equity interest in, any Person (other than passive investments in publicly-traded securities made in connection with ordinary course cash management practices), nor are any of the Purchased Subsidiaries or their Subsidiaries, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity.
     3.03 No Conflicts; Required Filings and Consents.
          (a) Neither (i) the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller nor (ii) the consummation of the transactions contemplated hereby and thereby will: (x) conflict with or result in a breach of the governing documents of any Purchased Subsidiary or any of its Subsidiaries; (y) violate any Law or decree to which any Purchased Subsidiary or any of its Subsidiaries is, or its assets or properties are, subject or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (z) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which any Purchased Subsidiary or any of its Subsidiaries is a party or by which it is bound or that could reasonably give any party a right to rescind the transactions contemplated hereby; except in the case of either clause (y) or (z), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not reasonably be expected to have a Material Adverse Effect.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Purchased Subsidiaries or their Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices as may be required under the HSR Act.
     3.04 Capitalization.
          (a) Schedule 3.04 sets forth the authorized capital and paid-up capital of each Purchased Subsidiary and its Subsidiaries. Each of the Securities and the equity securities of the Subsidiaries of the Purchased Subsidiaries (the “Subsidiary Securities”) are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights, and are owned by Seller or a Purchased Subsidiary or one or more of their Subsidiaries, free and clear of any Liens. Other than the Securities and the Subsidiary Securities or as set forth on Schedule 3.04(a)(i), none of the Purchased Subsidiaries or their Subsidiaries has any outstanding equity interests or any other securities exercisable or exchangeable for or convertible into equity interests. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that could require Seller or any Purchased Subsidiary or their Subsidiaries to issue, sell or otherwise cause to become outstanding any Securities or Subsidiary Securities. There are no outstanding or authorized equity appreciation, phantom stock profit participation, or similar rights relating to any Subsidiary Securities.
          (b) Seller has made available to Buyer true, correct and complete copies of the certificate of formation, limited liability company agreement, and other formation documents (or, in each case, similar organizational documents) and any resolutions or minute books, each as amended to date, of each Purchased Subsidiary.
     3.05 Financial Statements; Absence of Undisclosed Liabilities.
          (a) Schedule 3.05(a)(1) sets forth: (i) an unaudited consolidated balance sheet as of October 31, 2010 (the “Latest Balance Sheet”), and the related consolidated statements of income and cash flow of Seller and its Subsidiaries for the 10-month period then ended and (ii) the audited consolidated balance sheets and the related audited consolidated statements of income and cash flows as of and for the years ended December 31, 2008 and December 31, 2009 (the items set forth in clauses (i) and (ii), collectively, the “Financial Statements”). Except as set forth on Schedule 3.05(a)(2) with respect only to the items set forth in clause (i) above, such Financial Statements (including any related footnotes) have been based upon the books and records of Seller and its Subsidiaries and present fairly in all material respects the financial condition and results of operations of the Seller and its Subsidiaries as of the times and for the periods referred to therein in accordance with GAAP consistently applied throughout the periods referred to therein (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, which will not be material in amount or effect, and the absence of footnotes and other presentation items). Except as set forth on Schedule 3.05(a)(2) with respect only to the items set forth in clause (i) above, in addition, such Financial Statements (including any related footnotes) present fairly in all material respects the financial condition and results of operations of the Purchased Subsidiaries and their Subsidiaries as of the times and for the periods referred to therein in accordance with GAAP consistently applied throughout the periods referred to therein (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, which will not be material in amount or effect, and the absence of footnotes and other presentation items). Seller is a holding company, the sole business of which is to own the Securities. The Securities, together with any cash held in bank or other similar accounts of Seller, comprise substantially all of the assets of Seller.
          (b) The Purchased Subsidiaries and their Subsidiaries do not have, and will not have immediately following the Closing, any Liabilities required by GAAP to be recorded or reserved for, except (i) as disclosed or reserved against in the Financial Statements (including expressly disclosed in the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet or (iii) for Liabilities set forth on Schedule 3.05(b)(1). To Seller’s knowledge, the Purchased Subsidiaries and their Subsidiaries do not have, and will not have immediately following the Closing, any Indebtedness or other monetary liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, not required by GAAP to be recorded or reserved for in the Financial Statements except (i) as expressly disclosed in the notes to the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) for such Liabilities that do not exceed $100,000 in any individual case or $250,000 in the aggregate or (iv) for Liabilities set forth on Schedule 3.05(b)(2).
          (c) No Purchased Subsidiary nor their Subsidiaries has effected or maintains any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).
          (d) All of the accounts receivable of the Purchased Subsidiaries and their Subsidiaries included on the Latest Balance Sheet at such time represented, and as of the Closing, all accounts receivable of the Purchased Subsidiaries and their Subsidiaries at such time will represent, bona fide transactions arising in the ordinary course of business. Except to the extent collected prior to the Closing Date, such accounts receivable are, to Seller’s knowledge, collectible by the Purchased Subsidiaries in the ordinary course of business consistent with past practice (subject to reserves for bad debts and allowances for doubtful accounts reflected on the Latest Balance Sheet and, in the case of accounts receivable arising since the date of the Latest Balance Sheet, additions to such reserves and allowances recorded in the Purchased Subsidiaries’ and their Subsidiaries books and records in accordance with the Accounting Practices and

Procedures). No agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment, that, in each case, would be material in amount or duration, has been made with respect to any accounts receivable of the Purchased Subsidiaries or their Subsidiaries.
     3.06 Absence of Certain Developments. From December 31, 2009 to the date of this Agreement (i) the Business has been conducted in all material respects in the ordinary course of business and (ii) there has not been (and there does not exist on the date of this Agreement) a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.06, since December 31, 2009 to the date of this Agreement, Seller has not with respect to the Business taken, and has not permitted the Purchased Subsidiaries or their Subsidiaries to take, any action which if taken from the date of this Agreement through the Closing Date would be required to be disclosed on
Schedule 5.01(b).
     3.07 Taxes.
          (a) All income and other material Tax Returns required to be filed by or with respect to the Purchased Subsidiaries or any of their Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate taxing authority, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes required to be paid by the Purchased Subsidiaries and their Subsidiaries have been paid.
          (b) There are no audits, actions, suits, proceedings, investigations, claims or administrative proceedings (collectively, “Tax Audits”) currently ongoing or pending with respect to any material Taxes of any Purchased Subsidiary or any Subsidiary thereof. None of Seller, the Purchased Subsidiaries or any of their Subsidiaries has received written notice from any Governmental Entity of a pending Tax Audit or the possible commencement of a Tax Audit.
          (c) There are no waivers or extensions of any statute of limitations with respect to any material Taxes or Tax Returns of any Purchased Subsidiary or any Subsidiary thereof.
          (d) There are no Liens for material Taxes upon the assets or properties of any Purchased Subsidiary or any Subsidiary thereof except for Permitted Liens.
          (e) The Purchased Subsidiaries and their Subsidiaries have withheld or collected all material Taxes required by Law to be withheld or collected and, to the extent required by applicable Law, timely paid such amounts to the appropriate Governmental Entity.
          (f) No power of attorney (except any power of attorney authorizing an employee of a Purchased Subsidiary or any Subsidiary thereof to act on behalf of such entities) which is currently in force has been granted by or with respect to the Purchased Subsidiaries and their Subsidiaries with respect to any matter relating to Taxes. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any Law has been entered into by or with respect to any Purchased Subsidiary or any Subsidiary thereof.

          (g) No Purchased Subsidiary or any Subsidiary thereof is a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement that will remain in effect after the Closing Date or has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, Contract or arrangement.
          (h) KUED does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502—6 (or any similar provision of other applicable Tax Law), as a transferee or successor, by contract, or otherwise.
          (i) No Purchased Subsidiary or any Subsidiary thereof has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under any similar state, local or foreign Law.
          (j) The Purchased Subsidiaries and their Subsidiaries have obtained a copy of the certificate set forth on Schedule 3.07(j).
          (k) Neither the Purchased Subsidiaries nor any of their Subsidiaries will be required to include any item of income, or exclude an item of deduction, for any Post-Closing Tax Period as a result of: (i) any transaction occurring on or before the Closing Date that is treated as an installment sale under section 453 of the Code (or any similar state, local or foreign Law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for any Tax purposes; (iii) prepaid amounts received on or prior to October 31, 2010; (iv) a change in method of accounting or similar adjustment under section 481(a) of the Code (or any similar state, local or foreign Law) that the Purchased Subsidiaries or any of their Subsidiaries agreed to, requested or were required to make on or before the Closing Date; or (v) an agreement entered into with any Governmental Entity with respect to Taxes on or prior to the Closing Date.
          (l) From and at all times since their inception, Sub I, Sub II and Excelsior Software LLC have been treated as entities with a single owner that are disregarded as separate from their owners for U.S. federal income tax purposes.
          (m) From and at all times since its inception, the Indian Company has been treated as corporation for U.S. federal income tax purposes.
          (n) The Indian Company has been duly registered with the Software Technologies Parks of India (Chennai) (“STPI”) and has complied with all rules and regulations applicable to STPI units. The Indian Company has not done any act or abstained from doing any act which has resulted or will result in the Indian Company losing any direct or indirect Tax benefits conferred to it by virtue of the Indian Company being registered as a STPI unit. Further, the Indian Company has complied with all conditions prescribed under the (Indian) Income Tax Act, 1961 (“IT Act”) which are essential to entitle it to avail of the Tax exemptions/benefits under the IT Act as an STPI unit.

          (o) All statutory filings required to be made by the Indian Company with the STPI authorities regarding the Indian Company’s business operations or for meeting any other compliance, have been made since the date of registration of the Indian Company as an STPI unit.
          (p) The export obligation(s) required to be met by the Indian Company has been achieved since the date of registration of the Indian Company with the STPI. All statutory filings required to be made by the Indian Company with the STPI authorities including filing of any Softex forms, annual performance reports, Foreign Inwards Remittance Certificates, etc., have been carried out.
     3.08 Contracts and Commitments.
          (a) Schedule 3.08 sets forth a list of each Contract to which any Purchased Subsidiary or any of its Subsidiaries is a party or by which it is bound:
          (i) for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders or Contracts for services in the ordinary course of business) which (A) has resulted in payments during the period from January 1, 2010 to October 31, 2010 or (B) pursuant to its terms, requires payments to be made during the twelve months immediately following October 31, 2010, in each case, of at least $275,000 by the Purchased Subsidiaries and/or their Subsidiaries or, with respect to the Indian Company, of at least $100,000;
          (ii) for the sale by any Purchased Subsidiary or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that (A) has generated billed revenue during the period from January 1, 2010 to October 31, 2010 or (B) pursuant to its terms, requires the counterparty to such Contract to make payments of billed revenue during the twelve month period immediately following October 31, 2010, in each case, of at least $275,000 to such Purchased Subsidiary or its Subsidiaries or, with respect to the Indian Company, at least $100,000;
          (iii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract representing Indebtedness for Borrowed Money or lending of money (other than to employees for travel expenses in the ordinary course of business) or between and among the Purchased Subsidiaries or their Subsidiaries, or otherwise is an agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person (other than a Purchased Subsidiary or its Subsidiaries);
          (iv) that is a collective bargaining or similar labor agreement;
          (v) that is an agreement by which the use of any Intellectual Property material to the Business is licensed to any Person (other than licenses granted by the Purchased Subsidiaries or their Subsidiaries to any customer of the Purchased Subsidiaries and their Subsidiaries in the ordinary course of business);

          (vi) that is an agreement by which any Purchased Subsidiary or their Subsidiaries licenses from another Person the use of any Intellectual Property material to the Business (other than agreements for commercially available software that is not incorporated into the Pinnacle software and redistributed to customers or clients by the Purchased Subsidiary or their Subsidiaries and having a replacement cost and annual license fee as of October 31, 2010 of less than $275,000);
          (vii) that relates to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;
          (viii) that is with any customer of any Purchased Subsidiary or any of its Subsidiaries that provides for any “most favored nation” pricing or any other similar pricing;
          (ix) that is an agreement that confers to any customer of the Purchased Subsidiaries or their Subsidiaries any ownership of any material software (including source code) or other material Intellectual Property owned or developed by or on behalf of the Purchased Subsidiaries or their Subsidiaries;
          (x) that contains a covenant not to compete that limits the conduct of the Business;
          (xi) that provides for the acquisition or disposition of any business (whether by merger, sale of stock or assets or otherwise) or issuance of any Securities at any time since January 1, 2009;
          (xii) that is entered into with (a) Seller, (b) any Affiliate of Seller or (c) any employee, officer or director of the Purchased Subsidiaries, any of their Subsidiaries or Seller; or
          (xiii) that is a material amendment or material modification to any of the foregoing currently in effect.
Each such Contract described in clauses “(i)” through “(xiii)” above is described in Schedule 3.08(a) and referred to herein as a “Material Contract.”
          (b) Each Material Contract is, and immediately following the Closing will be, valid, binding and in full force and effect and enforceable in accordance with its terms with respect to any Purchased Subsidiary or any of their Subsidiaries party thereto and, to Seller’s knowledge, each other party to such Contract, in each case subject to the limitations of bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No Purchased Subsidiary or any of their Subsidiaries is, or will be, immediately following the Closing, nor to Seller’s knowledge is any other party thereto, in breach, violation or default in any material respect under any such Material Contract. None of the Purchased Subsidiaries or their Subsidiaries has received or given any written or to Seller’s knowledge, oral notice or claim of any material breach or violation of, or default under, any Material Contract. The Purchased

Subsidiaries and their Subsidiaries have not received or given any written, or to Seller’s knowledge, oral notice of an intention to terminate, not renew or challenge the validity or enforceability of, or to request a material refund (other than refunds accounted for in the Financial Statements) under, any Material Contract.
          (c) The Purchased Subsidiaries have made available to Buyer copies of all Material Contracts.
     3.09 Real Property; Leases.
          (a) The Purchased Subsidiaries and their Subsidiaries do not own any real property.
          (b) The real property demised by the lease and sublease agreements described on Schedule 3.09(b) (the “Real Property Leases”) constitutes all of the real property leased, subleased, licensed or otherwise occupied by Purchased Subsidiaries or their Subsidiaries (the “Leased Real Property”). The Real Property Leases are in full force and effect, enforceable in accordance with their terms, subject to proper authorization and execution of such Real Property Lease by the other party thereto and the limitations of bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Purchased Subsidiaries have made available to Buyer copies of the Real Property Leases. Neither any Purchased Subsidiary nor any of its Subsidiaries, or to Seller’s knowledge any other party to a Real Property Lease, is in material breach or default under any such Real Property Leases and neither Seller nor any Purchased Subsidiary (or Subsidiary thereof) has received written or to Seller’s knowledge, oral, notice of any default under any Real Property Lease. The Purchased Subsidiaries have a good and valid leasehold interest in all Leased Real Property and have not collaterally assigned, mortgaged, deeded in trust or granted any other Lien in such Real Property Lease or any interest therein other than Permitted Liens. There are no Liens affecting the Real Property Leases, other than Permitted Liens. The Real Property Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property and are the result of bona fide arm’s length negotiations between the parties. No security deposit or portion thereof deposited with respect of any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. No Purchased Subsidiary or any of their respective Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property. To Seller’s knowledge, there are no material disputes with respect to the Real Property Leases.
     3.10 Title to Assets; Sufficiency of Assets. Except (i) as set forth on Schedule 3.10 and (ii) for such tangible assets (which are not material) that have been sold or disposed of in the ordinary course of business since the date of Latest Balance Sheet, the Purchased Subsidiaries and their Subsidiaries own, and have good, valid and marketable title to, or a valid and binding leasehold interest in or license to, all of the tangible assets reflected as owned on the Latest Balance Sheet or acquired thereafter, in each case free and clear of any Liens (other than Permitted Liens). Such tangible assets, together with the Leased Real Property, comprise all of the tangible assets and real property necessary to carry on the Business immediately following the Closing Date in all material respects as such Business has been operated during the calendar year prior to the date of this Agreement and through immediately prior to the Closing Date.
     3.11 Intellectual Property.
          (a) Schedule 3.11 sets forth a complete and accurate list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are owned by the Purchased Subsidiaries or their Subsidiaries, including for each item listed in the foregoing clauses (i) through (iv), as applicable, the owner, the jurisdiction, the application/serial number, the patent/registration number, the filing date, and the issuance/registration date. Except as disclosed in Schedule 3.11, with respect to each item of Intellectual Property listed on Schedule 3.11, (x) one of the Purchased Subsidiaries or their Subsidiaries is the sole beneficial and record owner and possesses all right, title, and interest in and to the item, free and clear of any Liens (other than Permitted Liens), and (y) no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s knowledge, is threatened that challenges the validity, enforceability, registration, ownership or use of the item.
          (b) Except as would not reasonably be expected to result, either individually or in the aggregate, in a Loss in excess of $200,000, the operation of the Business as currently conducted does not infringe, dilute, misappropriate, or otherwise violate any Person’s Intellectual Property rights. To Seller’s knowledge, (i) the operation of the Business as conducted in the past three years has not infringed, diluted, misappropriated, or otherwise violated any Person’s Intellectual Property rights and (ii) no Purchased Subsidiary or any of their Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past three years alleging that the Purchased Subsidiaries or their Subsidiaries have infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person. To Seller’s knowledge, no Person is materially infringing, diluting, misappropriating, or otherwise violating any Intellectual Property owned by Purchased Subsidiaries and their Subsidiaries, and no such charge, complaint, claim, demand, or notice has been made against any Person by the Purchased Subsidiaries and their Subsidiaries in the past three years.
          (c) The Purchased Subsidiaries and their Subsidiaries own or have the right to use all the Intellectual Property that is material to the operation of the Business as currently conducted. Such Intellectual Property comprises all of the Intellectual Property necessary to carry on the Business immediately following the Closing Date in all material respects as such Business has been operated during the calendar year prior to the date of this Agreement and through immediately prior to the Closing Date. The Purchased Subsidiaries and their Subsidiaries use commercially reasonable efforts to maintain and protect the Intellectual Property owned by the Purchased Subsidiaries and their Subsidiaries that is material to their Businesses, and to Seller’s knowledge, there has been no unauthorized use or disclosure of any such Intellectual Property that derives independent economic value from not being generally known to the public.

          (d) The computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned by the Purchased Subsidiaries and their Subsidiaries (collectively, the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Purchased Subsidiaries and their Subsidiaries and have not materially malfunctioned or failed within the past three years. Each of the Purchased Subsidiaries and their Subsidiaries use commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Assets against any unauthorized use, access, interruption, modification or corruption, and, to Seller’s knowledge, during the past three years there have been no material security breaches in the IT Assets. With respect to the software that is material to the operation of the Business that is owned by or has been developed by or on behalf of the Purchased Subsidiaries or their Subsidiaries, to Seller’s knowledge, (i) the Purchased Subsidiaries and their Subsidiaries have not delivered, licensed or made available, and have no duty or obligation (including whether present or contingent) to deliver, license or make available, the source code for any such software to any escrow agent or other Person who is not an employee of the Purchased Subsidiaries and their Subsidiaries, and (ii) no such software is subject to the terms of any “open source” or other similar license that provides for any source code of the software to be disclosed, licensed, publicly distributed, or dedicated to the public.
          (e) Except as would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchased Subsidiaries’ and their Subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the Business.
          (f) To Seller’s knowledge, other than the KU Marks, there is no Intellectual Property that is material to the Business that is owned or licensed by Seller or its Affiliates (other than the Purchased Subsidiaries and their Subsidiaries).
     3.12 Litigation. Except as set forth on Schedule 3.12, there are no material actions, suits, charges, arbitrations, claims, litigations, proceedings or investigations (each, an “Action”) pending or, to Seller’s knowledge, threatened, against Seller or its Affiliates arising out of the operation of the Business, or the Purchased Subsidiaries or their Subsidiaries. There is no unsatisfied judgment, penalty or award against or with respect to the Business, the Purchased Subsidiaries or their Subsidiaries or Seller with respect to the Business. Except as set forth on Schedule 3.12, there is no Action pending or, to Seller’s knowledge, threatened against Seller, the Business, the Purchased Subsidiaries or their Subsidiaries which (i) challenges the transactions contemplated hereby or (ii) would prevent or materially delay the consummation of the transactions contemplated hereby.
     3.13 Employee Benefit Plans.
          (a) Schedule 3.13 sets forth, as of the date of this Agreement, a list of all Employee Benefit Plans, all Employee Foreign Plans and Employee Affiliate Plans. Each Employee Benefit Plan has been maintained, funded, administered and operated in all material respects (i) in accordance with its terms and (ii) in compliance with the applicable requirements of ERISA, the Code and other applicable Laws. Other than routine claims for benefits in the ordinary course of business, there is no claim or lawsuit pending or, to Seller’s knowledge, threatened against, arising out of or with respect to any Employee Benefit Plan.
          (b) With respect to each Employee Benefit Plan, the Purchased Subsidiaries have made available to Buyer true and complete copies, as applicable, of (i) all plan documents, including all amendments thereto, (ii) all summary plan descriptions, (iii) the most recent annual report (Form 5500 series) and attached schedules and audited financial statements, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and (v) any related trust agreement or other funding instrument.
          (c) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code either is a prototype plan or has received a favorable determination letter from the Internal Revenue Service as to its qualified status and Seller is not aware of any circumstances that would reasonably be expected to adversely affect the qualified status of such plans or their related trusts. No Purchased Subsidiary (or Subsidiary thereof) has engaged in any nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) nor, to Seller’s knowledge, has any such nonexempt prohibited transaction occurred with respect to any Employee Benefit Plan that, in any case, could reasonably be expected to subject any Purchased Subsidiary (or Subsidiary thereof) to any material liability. All contributions required to be made to or with respect to any Employee Benefit Plan have been timely made.
          (d) No Employee Benefit Plan or Employee Affiliate Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Employee Benefit Plan or Employee Affiliate Plan is a Multiemployer Plan. No liability under Title IV of ERISA has been incurred by any Purchased Subsidiary or any ERISA Affiliate which has not been satisfied in full and no event has occurred and no connection exists that could reasonably be expected to result in any Purchased Subsidiary or any ERISA Affiliate incurring a material liability under Title IV of ERISA.
          (e) Seller will make available to Buyer, as soon as reasonably practicable following the date of this Agreement and prior to Closing, a report that sets forth Seller’s good faith estimate, as of the date of such report, of (i) the amount to be paid (subject to the exceptions described in such report and based upon the assumptions described in such report) to any “disqualified individuals” (within the meaning of Code Section 280G) at the Purchased Subsidiaries or any of their Subsidiaries under all Employee Benefit Plans (or the amount by which any of their benefits may be accelerated or increased), in each case, to the extent that such payments/accelerations/increases could reasonably be expected to result in the payment of “parachute payments” (within the meaning of Code Section 280G) to such individuals in the absence of shareholder approval of such payments/acceleration/increases in accordance with Code Section 280G(b)(5) as a result of (A) the execution of this Agreement, (B) the consummation of the transactions contemplated by this Agreement or (C) the termination or constructive termination of the employment of such individuals following one of the events set forth in clauses (A) or (B) above and (ii) the potential ramifications of such payments under sections 280G and 4999 of the Code (in the absence of shareholder approval of such payments/acceleration/increases in accordance with Code Section 280G(b)(5)). No Employee Benefit Plan provides for the gross-up of any Taxes payable by any individual.
          (f) Neither Seller nor any Purchased Subsidiary or Subsidiaries thereof (i) maintains or contributes to any Employee Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee, director, independent contractor or consultant of Seller, any Purchased Subsidiary or Subsidiaries thereof upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code or similar Law or (ii) has any legally binding obligation (whether in oral or written form) to any employee, director, independent contractor or consultant of Seller, any Purchased Subsidiary or Subsidiaries thereof (either individually or as a group) to do so, except to the extent require by Section 4980B of the Code or similar Law. The Purchased Subsidiaries and any ERISA Affiliate thereof have complied in all material respects with the applicable requirements of Section 4980B of the Code or any similar Laws.
          (g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, with respect to each plan, program, policy, agreement or arrangement that would be an Employee Benefit Plan if established or maintained in the United States, but which is established or maintained outside of the United States (each, an “Employee Foreign Plan”): (i) each Employee Foreign Plan is in compliance with any applicable provisions of the Laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Employee Foreign Plan; (ii) each Employee Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities; and (iii) the fair market value of the assets of each funded Employee Foreign Plan, the liability of each insurer for any Employee Foreign Plan funded through insurance or the book reserve established for any Employee Foreign Plan, in any case, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Employee Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and any and all amounts required to be accrued with respect to any Employee Foreign Plan or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.
     3.14 Employees.
          (a) Except as set forth on Schedule 3.14: (i) no collective bargaining agreements or other Contracts or agreements with any labor organization are in effect with respect to any Purchased Subsidiary (or any Subsidiary thereof); (ii) no Purchased Subsidiary (or Subsidiary thereof) is negotiating any collective bargaining agreement or similar Contract with any labor organization in respect of employees of such entities; (iii) within the past two years, no Purchased Subsidiary (or Subsidiary thereof) has experienced any strikes, lockouts, slowdowns, work stoppages or material grievances, arbitrations, claim of unfair labor practices, or other material collective bargaining disputes, in any case, that have not been dismissed or settled; and (iv) to Seller’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any Purchased Subsidiary or any Subsidiary thereof.
          (b) No contract labor/contractors have been employed by the Indian Company. The Indian Company is, and has at all times been, in compliance with all applicable provisions with respect to the Tamil Nadu Shops and Establishments Act and Rules and notifications issued there-under including provisions relating to working women at night in the organization. The Indian Company is, and has at all times been, in material compliance with all applicable guidelines laid down by the Supreme Court of India for addressing grievances of women working in the Indian Company relating to sexual harassment at workplace, including setting up of a committee or designating a human resource department person for addressing such grievances in the Indian Company. To Seller’s knowledge, none of the Indian Company’s officers or employees or independent consultants intend to terminate his or her relationship with the Indian Company for any reason, including as a result of the transactions contemplated hereby.
     3.15 Insurance. The Purchased Subsidiaries have made available to Buyer true and complete copies of all insurance policies currently in effect and relating to the business, assets and operations of each Purchased Subsidiary and any of its Subsidiaries (the “Current Insurance Policies”). Schedule 3.15(a) sets forth all such insurance policies in effect currently or at any time during the twelve months immediately prior to the date of this Agreement (the “Insurance Policies”). As of the date of this Agreement, unless otherwise noted on Schedule 3.15(a), to Seller’s knowledge, each of the Current Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid in full and each Purchased Subsidiary and their Subsidiaries, as applicable, is in compliance in all material respects with the terms and conditions of such Current Insurance Policies. The insurance coverage provided by the Current Insurance Policies is in such amounts, with such deductibles, against such risks and losses, and provides such coverage any Purchased Subsidiary or any of their Subsidiaries have agreed to carry under any Material Contract to address its obligations under such Material Contract. Schedule 3.15(b) sets forth the claims history for the Purchased Subsidiaries and their Subsidiaries for the twelve months immediately prior to the date of this Agreement (including with respect to each of the Insurance Policies maintained during such period but not currently maintained) and any material written notice of coverage denials and reservation of rights letters from any carrier under such Insurance Policies during such period.
     3.16 Compliance with Laws; Authorizations.
          (a) The operation of the Business and the Purchased Subsidiaries and their Subsidiaries are, and since January 1, 2009 have been, in compliance in all material respects with all Laws to which such Purchased Subsidiaries and their Subsidiaries are subject. The shares or equivalent securities issued by the Indian Company to a non-resident shareholder at any time since the date of its incorporation are in compliance in all material respects with FEMA and any other Law prescribed by the Reserve Bank of India from time to time and applicable to the Purchased Subsidiaries or any of their Subsidiaries.

          (b) Schedule 3.16 sets forth, as of the date of this Agreement, all Authorizations issued or granted to any Purchased Subsidiary or any of its Subsidiaries which are material to the operation of the Business. Except as set forth on Schedule 3.16, each Purchased Subsidiary and its Subsidiaries does, and immediately following the Closing, each Purchased Subsidiary and/or its Subsidiaries will, own, hold, possess or lawfully use in the operation of the Business all Authorizations set forth on Schedule 3.16, and all such Authorizations are valid and in full force and effect. The Indian Company has obtained all consents and approvals of and furnished and carried out all notices, filings or registrations as are applicable or required pursuant to any applicable Law or regulation for the buyback of shares or equivalent securities undertaken by the Indian Company on October 31, 2007.
     3.17 Environmental Matters.
          (a) Each Purchased Subsidiary and each of its Subsidiaries is, and during the twelve months immediately prior to the date of this Agreement, has been, in compliance with all applicable Environmental Requirements, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.
          (b) Each Purchased Subsidiary and each of its Subsidiaries has, and during the twelve months immediately prior to the date of this Agreement has had, all material permits, licenses and other authorizations required under applicable Environmental Requirements, and is, and during the twelve months immediately prior to the date of this Agreement has been, in compliance with such permits, licenses and authorizations, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.
          (c) Each Purchased Subsidiary and each of its Subsidiaries has not, within the twelve months immediately prior to the date of this Agreement, received any written, or to Seller’s knowledge, oral notice from any Governmental Entity or other Person, that alleges that it is in material violation of Environmental Requirements or has any material liability arising under or relating to applicable Environmental Requirements, including any material investigatory, remedial or corrective obligation, relating to such Purchased Subsidiary or any of its Subsidiaries or its current or former facilities or otherwise relating to the Business, operations or activities of the Purchased Subsidiaries or any of their Subsidiaries, the subject of which is unresolved, which would reasonably be expected to have a Material Adverse Effect and, to Seller’s knowledge, no such notice is threatened.
          (d) No Purchased Subsidiary or any of its Subsidiaries has, within the twelve months immediately prior to the date of this Agreement, released, disposed of or arranged for the release or disposal of any Hazardous Material in a manner or to a location that could reasonably be expected to result in material liability to such Purchased Subsidiary or its Subsidiaries under any Environmental Requirement and, to Seller’s knowledge, no Hazardous Material is otherwise present at or about any property of facility currently or, to Seller’s knowledge, formerly, owned, leased or operated by any Purchased Subsidiary or its Subsidiaries, in amount or condition that could reasonably be expected to result in material liability to such Purchased Subsidiary or its Subsidiaries under or relating to any Environmental Requirement.

          (e) To Seller’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Material, that could reasonably be expected to form the basis of any material claim arising under an Environmental Requirement against the Purchased Subsidiaries or their Subsidiaries or against any Person whose liability for such a claim such entities have retained or assumed either contractually or by operation of Law.
          (f) The Purchased Subsidiaries have made available to Buyer all material assessments, reports, data, and results of investigations or audits that are in the possession of Seller or the Purchased Subsidiaries or their Subsidiaries regarding environmental matters pertaining to the Business or the compliance (or noncompliance) by the Purchased Subsidiaries or their Subsidiaries with any Environmental Requirements.
          (g) This Section 3.17 constitutes the sole and exclusive representations and warranties of Seller with respect to any environmental, health or safety matters, including without limitation any arising under Environmental Requirements.
     3.18 Affiliate Transactions. Except as set forth on Schedule 3.18, there are no, and within the eighteen months immediately prior to the date of this Agreement, there have been no, agreements or arrangements in effect between any Purchased Subsidiary or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Purchased Subsidiaries and their respective Subsidiaries), on the other hand.
     3.19 Key Customers. Schedule 3.19 sets forth a complete and correct list of the top ten customers of the Business based upon Billed Revenue generated therefrom in the ten-month period ending October 31, 2010, (the “Key Customers”) and sets forth opposite the name of such Key Customer the approximate amount of Billed Revenue attributable to such Key Customer during such period. Except as set forth in Schedule 3.19, within the 12 months prior to the date this Agreement, (a) no Key Customer has cancelled or otherwise terminated its relationship, with the Purchased Subsidiaries or their Subsidiaries with respect to the Business, (b) the Purchased Subsidiaries and their Subsidiaries have not received any written notice from any Key Customer to the effect that any such Key Customer intends to (i) terminate or adversely modify the material commercial terms of its relationship with the Purchased Subsidiaries or their Subsidiaries with respect to the Business or (ii) initiate a bidding or rebidding process or request proposals with respect to any business currently provided by the Business and (c) the Purchased Subsidiaries and their Subsidiaries have not been involved in any material dispute with a Key Customer with respect to the Business.
     3.20 Brokerage. No broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees, commission or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of any Purchased Subsidiary or any of its Subsidiaries.
     3.21 No Other Representations. Except for the representations and warranties contained in this Agreement or the other Transaction Documents, Seller makes no express or implied representation or warranty in respect or on behalf of Seller or any of its Affiliates, and

Seller disclaims any such representation or warranty, whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person, and irrespective of when made or delivered, with respect to the execution and delivery of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby and thereby or the businesses, assets, liabilities, obligations or prospects of any of the Purchased Subsidiaries or their Subsidiaries, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to Seller as follows:
     4.01 Organization and Good Standing. Buyer is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to carry on its businesses as now conducted. Buyer is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of businesses as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified or licensed, or in good standing, would not reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.
     4.02 Authorization and Enforceability. Buyer possesses all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. All corporate actions and proceedings required to be taken by or on the part of Buyer to authorize and permit the execution, delivery and performance by Buyer of this Agreement or any transaction contemplated hereby and the other Transaction Documents to which it is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which Buyer is a party will be, duly executed and delivered by Buyer. This Agreement constitutes, and each other Transaction Document to which Buyer is a party constitutes when so duly executed and delivered, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws relating to creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.03 No Conflicts; Required Filings and Consents.
          (a) Neither (i) the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer nor (ii) the consummation of the transactions contemplated hereby and thereby will: (x) conflict with or result in a breach of the certificate of incorporation or bylaws of Buyer; (y) violate any Law or decree to which Buyer is, or its assets or properties are, subject or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (z) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or that could reasonably give any party a right to rescind the transactions contemplated hereby; except in the case of either clause (y) or (z), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby, except for such Authorizations, Orders, registrations, declarations, filings and notices as may be required under the HSR Act.
     4.04 Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against or affecting Buyer which would reasonably be expected to prevent Buyer from consummating, or is otherwise related to, the transactions contemplated by this Agreement or the other Transaction Documents.
     4.05 Brokerage. No broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees, commission or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries or Affiliates.
     4.06 Investment Representation. Buyer is purchasing the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Securities. Buyer acknowledges that the Securities have not been registered under the Securities Act or any state or foreign securities laws and that the Securities may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
     4.07 Availability of Funds. Buyer has, and at the Closing will have, sufficient unrestricted cash available or access to financing facilities to enable Buyer to consummate the transactions contemplated by this Agreement and the Escrow Agreement, and to satisfy its obligations hereunder and thereunder on the Closing Date and thereafter. The obligations of Buyer hereunder are not subject to any conditions regarding the ability of Buyer or any of its Affiliates to obtain financing.
     4.08 No Other Representations. Except for the representations and warranties contained in this Agreement or the other Transaction Documents, Buyer makes no express or implied representation or warranty in respect or on behalf of Buyer or any of its Affiliates, and Buyer disclaims any such representation or warranty, whether by Buyer or any of its officers, directors, employees, agents or representatives or any other Person, and irrespective of when made or delivered, with respect to the execution and delivery of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby and thereby or the businesses, assets, liabilities, obligations or prospects of Buyer, notwithstanding the delivery or disclosure to Seller or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.
ARTICLE V
PRE-CLOSING COVENANTS
     5.01 Conduct of the Business.
          (a) From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, except as otherwise expressly provided in this Agreement, set forth on Schedule 5.01, required by Law, or consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), Seller shall (i) maintain, and shall cause each Purchased Subsidiary and its Subsidiaries to maintain, its corporate or limited liability company existence, as applicable, (ii) use its commercially reasonable efforts to carry on the Business in the ordinary course of business and substantially in the same manner as previously conducted during the 12 months immediately preceding the date of this Agreement, (iii) use its commercially reasonable efforts to preserve intact the relationships of the Purchased Subsidiaries and their Subsidiaries with material existing or prospective customers, suppliers and other Persons having material business relations with each thereof, and to keep available the services of their employees, and (iv) use its commercially reasonable efforts to maintain insurance coverage for each Purchased Subsidiary and its Subsidiaries equivalent to that maintained on the date of this Agreement; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the Purchased Subsidiaries and their Subsidiaries may use available cash to make distributions to Seller and/or to repay any Indebtedness and Transaction Expenses prior to the Closing.
          (b) Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except as otherwise expressly provided in this Agreement, set forth on Schedule 5.01, required by Law, or consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), Seller shall not with respect to the Business and shall cause each Purchased Subsidiary and its Subsidiaries not to:

          (i) mortgage, pledge or subject to any Lien, charge or other encumbrance, any material portion of the assets of the Purchased Subsidiaries and their Subsidiaries, except Permitted Liens;
          (ii) sell, assign or transfer any material portion of the tangible assets of any Purchased Subsidiary or its Subsidiaries, except in the ordinary course of business;
          (iii) acquire, lease or license (with respect to licenses, other than in the ordinary course of business) any property or asset having a value individually exceeding $300,000.
          (iv) sell, assign, transfer, license (with respect to licenses, other than in the ordinary course of business), abandon, or permit to lapse any Intellectual Property which is material to the conduct of the Business;
          (v) issue, deliver, sell, pledge, transfer, convey, dispose of, encumber, amend or modify any equity interests, or any class of securities convertible into or exchangeable into equity interests, of any Purchased Subsidiary or its Subsidiaries;
          (vi) declare, set aside, make or pay any dividend or other distribution (other than dividends or other distributions of cash) with respect to any equity interests, or any class of securities convertible into or exchangeable into equity interests, of any Purchased Subsidiary or its Subsidiaries;
          (vii) make or become legally committed to any new capital expenditure (other than capitalized software development costs) requiring expenditures in excess of $300,000 in the aggregate;
          (viii) enter into, renew, extend or amend or modify in any material respect, terminate, cancel, compromise, waive or release any right or claim (or series of related rights or claims) under, any Material Contract, other than as would not adversely impact the operation of the Business following the Closing;
          (ix) settle or dismiss any Action threatened against, relating to or involving any Purchased Subsidiary or its Subsidiaries, except in the ordinary course of business and in an amount not in excess of $100,000 in any individual case, or $300,000 in the aggregate, or in a manner that would prohibit or materially restrict the operation of the Business;
          (x) change any material financial or Tax accounting policies, practices, methods or procedures of any Purchased Subsidiary or any Subsidiary thereof, except as required by GAAP or Tax Law, as applicable;
          (xi) amend or modify the governing documents of the any Purchased Subsidiary or its Subsidiaries;

          (xii) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving any Purchased Subsidiary (or any Subsidiary thereof) or the Business;
          (xiii) enter into any material closing agreement with respect to Taxes, or settle or compromise any material federal, state, local or foreign Tax liability, or extend the statutory period of limitation applicable to any material Tax Return, of any Purchased Subsidiary or any Subsidiary thereof;
          (xiv) (A) enter into, adopt, amend (except for such amendments as may be required by Law), renew or terminate (except for such renewals or terminations as may occur automatically under the terms of the Employee Benefit Plan) any Employee Benefit Plan or any other benefit plan or arrangement for the benefit of any current or former director, officer, employee, independent contractor or consultant of any Purchased Subsidiary or any Subsidiary thereof, (B) except as required by the terms of any Employee Benefit Plan as in effect as of the date of this Agreement, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee, independent contractor or consultant of any Purchased Subsidiary or any Subsidiary thereof; provided, that no equity or equity-based grants shall be made, (C) pay any benefit or amount not required under any Employee Benefit Plan or any other benefit plan or arrangement for the benefit of any current or former director, officer, employee, independent contractor or consultant of any Purchased Subsidiary or any Subsidiary thereof as in effect on the date of this Agreement, (D) enter into any new severance or termination pay arrangement or increase in any manner the severance or termination pay of any current or former director, officer, employee, independent contractor or consultant of any Purchased Subsidiary or any Subsidiary thereof, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Benefit Plan (except as may be required in accordance with the terms of any Employee Benefit Plan (or any funding arrangement thereunder) as in effect on the date of this Agreement) or (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Employee Benefit Plan; provided, however, that nothing herein shall prohibit any of the following, and none of the following shall constitute a violation or breach of this Agreement: (1) the hiring of non-officer employees with annual compensation not exceeding $150,000 in the ordinary course of business, consistent with past practice; (2) increases in compensation or wage rate for non-officer employees in the ordinary course of business; (3) payment of annual cash bonuses in the ordinary course of business; and (4) without limiting the generality of the lead-in to this Section 5.01(b) which excludes items contemplated by this Agreement from the restrictions contained in this Section 5.01(b)(xiv), (X) any actions reasonably required in connection with obtaining a shareholder approval as provided in Section 5.06 below; or (Y) any actions reasonably required in connection with the adoption or implementation of the Transaction Incentive Plan;
          (xv) enter into any Contract with Seller or any of its Affiliates (not including any Purchased Subsidiary or its Subsidiaries);

          (xvi) (A) make any request or demand to any Person to pay any amounts under or in respect of any accounts receivable of the Purchased Subsidiaries or their Subsidiaries prior to the stated maturity thereof, (B) make any discharge or forgiveness of any obligations of any obligor with respect to such accounts receivable, (C) defer or delay the payment of any accounts payable of the Purchased Subsidiaries or their Subsidiaries beyond the stated maturity thereof, (D) collect monies from customers or clients of the Purchased Subsidiaries or their Subsidiaries or the Business without delivering related invoices to such customers or clients, or (E) take any other action that is inconsistent with the management of the Net Working Capital of the Purchased Subsidiaries and their Subsidiaries in the ordinary course of business; or
          (xvii) authorize or enter into any Contract or agreement in furtherance of any of the foregoing.
Notwithstanding the foregoing, and without limiting the proviso to Section 5.01(b)(xiv) above, Seller may, in its sole discretion, but after consultation with Buyer, take any of the following actions with respect to options to purchase units of Seller (“Options”) under the Unit Option Plan of Seller (the “Option Plan”): (i) convert Options into unit appreciation rights (“UARs”); (ii) accelerate the vesting and/or exercisability of any UARs and/or Options including, in Seller’s sole discretion, contingent and effective upon the occurrence of the Closing; (iii) provide that any UARs and/or Options will receive a cash payment upon or following the Closing; (iv) provide that no UARs and/or Options may be exercised after the Closing under any circumstances; (v) any other actions permitted by the terms of the Option Plan or by Law; and/or (vi) any combination of the foregoing; provided, that Seller shall use its commercially reasonable efforts to cause each of the individuals anticipated to participate in the Transaction Incentive Plan to execute, prior to the Closing, a Bonus Award Agreement substantially in the form of Exhibit C attached hereto.
     5.02 Access to Information.
          (a) From and after the date of this Agreement and until the Closing Date, Seller shall, and shall cause the Purchased Subsidiaries and their Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours prior to the Closing, to the personnel, properties, books, Contracts and records of the Purchased Subsidiaries and their Subsidiaries and shall cause its representatives to consult as reasonably requested by Buyer on a regular basis with the representatives of the Buyer; provided, however, that such access does not (i) unreasonably disrupt the normal operations of the Business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Law or the terms of any applicable Contract or be reasonably likely, in the view of independent counsel to Seller, to give rise to any failure of, or any material delay in satisfaction of, the conditions set forth in Article VII. Buyer acknowledges that it and its representatives and advisors shall remain bound by, and any information made available to such Persons in accordance with this Section 5.02 shall constitute “Confidential Information” under, Buyer’s obligations pursuant to the Nondisclosure Agreement.

          (b) From and after the date of this Agreement and until the Closing Date, Seller shall furnish promptly to Buyer copies of all monthly financial reports generated by the management of the Purchased Subsidiaries in the ordinary course of business no later than 30 days following the end of each month.
     5.03 Regulatory Filings.
          (a) Each of Buyer and Seller shall use commercially reasonable efforts to make or cause to be made all filings and submissions required under any Laws applicable to Buyer or Seller for the consummation of the transactions contemplated herein. Each of Buyer and Seller shall coordinate and cooperate with the other Party in exchanging such information and assistance as such other Party may reasonably request in connection with all of the foregoing.
          (b) In furtherance and not in limitation of the terms of Section 5.03(a) above, each of Buyer and Seller shall (i) prepare and file, or cause to be prepared and filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) use commercially reasonable efforts to make or cause to be made all other filings and submissions under the HSR Act and any other antitrust Laws applicable to Buyer or Seller as may be required of Buyer or Seller for the consummation of the transactions contemplated herein, and (iii) use commercially reasonable efforts to secure the termination of any waiting periods under the HSR Act and such other antitrust Laws. Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for one half of all filing fees under the HSR Act and such other antitrust Laws as are applicable to the consummation of the transactions contemplated hereby. Buyer and Seller shall coordinate and cooperate with the other Party in exchanging such information and assistance as such other Party may reasonably request in connection with all of the foregoing.
          (c) In furtherance and not in limitation of the terms of Sections 5.03(a) and 5.03(b) above, to the extent required by applicable Law, Buyer and Seller shall (i) supply promptly any information and documentary material that may be requested by any Governmental Entity (including the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”)) pursuant to the HSR Act or other applicable antitrust Laws; (ii) cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Entity, including the FTC, the Antitrust Division, any foreign antitrust or competition authority or the office of any state attorney general; (iii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such Party from, or given by such Party to, the FTC, the Antitrust Division, any foreign antitrust or competition authority or the office of any state attorney general and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iv) cooperate in good faith with any Governmental Entity (including the Antitrust Division and the FTC) pursuant to the HSR Act or other applicable antitrust Laws.

     5.04 Conditions; Consents.
          (a) Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.01 to be satisfied and to consummate the transactions contemplated herein. Without limiting the foregoing, from the date of this Agreement until the Closing, Seller shall, and shall cause each Purchased Subsidiary and its Subsidiaries to, use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated by the Transaction Documents to all third parties required under the Contracts set forth on Schedule 7.01. The “commercially reasonable efforts” of Seller (prior to Closing) shall not require it to, or to cause any Purchased Subsidiary or their Subsidiaries to, pay or commit to pay any money to any third party whose authorization, consent or approval is being solicited, or otherwise make or commit to make any other accommodation to any such Person (including amendments or modifications to Contracts or other similar arrangements), except to the extent that such payment or accommodation is expressly subject to and will not take effect until the Closing, it being understood that no such payments or accommodations will be taken into account for purposes of calculating the Net Working Capital Amount, provided, that Seller shall not permit the Purchased Subsidiaries or their Subsidiaries to, and none of the Purchased Subsidiaries or their Subsidiaries shall, make any such payment or accommodation without Buyer’s prior written consent. Buyer agrees that, so long as Seller shall have complied with its obligations under this Section 5.04(a), Seller shall not have any liability under this Section 5.04(a) whatsoever arising out of or relating to the failure to obtain any consents from any Person or because of the termination of any Contract as a result thereof.
          (b) Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.02 to be satisfied and to consummate the transactions contemplated herein. To the extent Buyer will utilize third party financing in whole or in part to fund the purchase of the Securities, Buyer shall use its commercially reasonable efforts to arrange and consummate such financing, including, without limitation, using its commercially reasonable efforts to (i) satisfy the terms, conditions, representations and warranties set forth in the committed borrowing facilities or commitment or fee letters or other similar agreements and (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the aforesaid documents. Buyer shall keep Seller reasonably apprised as to the status of any such financing (or any replacement thereof) and shall promptly notify Seller if it becomes aware of any fact or circumstance that would make such financing unavailable.
          (c) In the event that any authorization, consent or approval described in Section 5.04(a) shall not be obtained after the Parties have used their commercially reasonable efforts to obtain such authorization, consent or approval, each Party agrees to consult with the other and consider in good faith any reasonable requests made such other Party that are intended to minimize any adverse effect upon the Business resulting, or which would reasonably be expected to result, after the Closing Date, from the failure to obtain such authorization, consent or approval.
     5.05 Notification. From the date of this Agreement until the Closing Date, each of Buyer and Seller shall promptly notify the other Party hereto if such Person obtains knowledge that any of the representations and warranties in this Agreement or the Disclosure Schedules are not true and correct, or if such Person obtains actual knowledge of any errors in, or omissions from, the Disclosure Schedules. No such notification shall be deemed to supplement or amend the Disclosure Schedules for the purpose of (a) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (b) determining whether any of the conditions set forth in Section 7.01 have been satisfied. Delivery of notification pursuant to this Section 5.05 shall not limit or otherwise affect the remedies (including the remedies described in Section 6.02(a) and Article VIII) available hereunder to any Party receiving such notice (except to the extent that such disclosure may affect claims involving fraud under applicable Law), and shall not be deemed to cure any breach or inaccuracy of any representation or warranty of Seller made in this Agreement.
     5.06 Shareholder Approval of Certain Matters. Prior to the Closing Date, Seller shall take all actions necessary to obtain, and shall obtain the requisite approval, as described in Section 280G(b)(5) of the Code and regulations thereunder, with respect to payment which may be made to any person who, with respect to Seller or any of its Subsidiaries, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) if such payments could reasonably be expected to result in the imposition of any excise tax imposed under Section 4999 of the Code. Seller shall provide Buyer with reasonable opportunity to review all materials in connection with such shareholder approval prior to the shareholder vote. Further, Seller shall provide to Buyer at the Closing evidence of such approval or that such payments or benefits as would result in the imposition of any excise taxes under Section 4999 of the Code will not be paid or provided. As of the Closing, no amounts payable under any Transaction Incentive Plan or any other contract, agreement or arrangement with respect to which the Purchased Subsidiaries (or Subsidiary thereof) may have any liability could fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.
ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS
     6.01 Public Announcements. Neither Party nor any of their respective Affiliates shall, without the approval of the other Party, issue any press release or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Party may make internal announcements to its employees that are consistent with such Party’s prior public disclosures regarding the transactions contemplated hereby.
     6.02 Tax Matters.
          (a) Tax Indemnity. From and after the Closing, Seller shall be responsible for, pay and indemnify and hold the Buyer Indemnified Parties harmless from and against any Loss resulting from: (i) any liability for Taxes imposed on any Purchased Subsidiary or any

Subsidiary thereof for any Pre-Closing Tax Period (including any liability for Taxes related to the Lease Deed, as provided in Section 6.02(p)), (ii) any liability for Taxes resulting from a breach of any representation or warranty of any Purchased Subsidiary or any Subsidiary thereof that concern Taxes (except those representations and warranties set forth in Section 3.13 (Employee Benefit Plans)) of the Purchased Subsidiaries or their Subsidiaries, (iii) any liability for Taxes resulting from a breach of a covenant to be performed or complied with by Seller pursuant to this Agreement that concerns Taxes, (iv) any withholding Taxes imposed by any Indian Governmental Entity on the Buyer Indemnified Parties with respect to the payment of the Purchase Price or any amounts treated as an adjustment thereto, and (v) any Post-Closing Tax Period Taxes that relate to (A) deferred revenues of the Purchased Subsidiaries or any of their Subsidiaries accrued on or prior to the Closing Date or (B) any other prepaid amounts received by the Purchased Subsidiaries or any of their Subsidiaries on or prior to the Closing Date, in either case, to the extent the sum of such deferred revenues plus the income attributable to such prepaid amounts exceeds the net operating losses of such Purchased Subsidiary or Subsidiary thereof as of the Closing Date, except in each case, to the extent such Tax liability was specifically identified as a reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Latest Balance Sheet.
          (b) Survival. The indemnification rights of the Buyer Indemnified Parties pursuant to Section 6.02(a) shall survive until the date that is thirty calendar days after the expiration of the applicable statute of limitations for the underlying claim, including any extensions thereof (the “Tax Indemnity Termination Date”). Any claim for indemnification under Section 6.02(a) shall be deemed time-barred, and no such claim shall be made after the period specified in the immediately preceding sentence; provided, however, that in the event Buyer has incurred a Loss or received a Tax Notice for which Buyer may be entitled to indemnification under Section 6.02(a) and Buyer provides written notice of a claim for indemnification under Section 6.02(a) to Seller before the expiration of the applicable survival period, then the indemnification rights pursuant to Section 6.02(a) that would otherwise terminate as set forth above shall survive as to such claim until such time as such claim is fully and finally resolved.
          (c) Manner of Payment; Determination of Loss. Any indemnification of a Buyer Indemnified Party pursuant to this Section 6.02 shall be satisfied in accordance with the provisions of Section 8.06(b) within two Business Days after the determination of the amount thereof (whether pursuant to a final judgment, settlement, compromise, or otherwise); provided, however, that in the event a payment must be made to a Governmental Entity in order to conduct a Tax Contest (a “Tax Contest Payment”), an amount equal to such Tax Contest Payment shall be paid to the Buyer Indemnified Party in accordance with the provisions of Section 8.06(b) at least two Business Days prior to the date such payment must be made to the Governmental Entity. The amount of any Loss subject to indemnification under this Section 6.02 shall be calculated in accordance with the provisions of Section 8.05.
          (d) Cooperation, Exchange of Information and Record Retention. From and after the Closing Date until the Tax Indemnification Termination Date: (i) the Parties and their Affiliates shall mutually cooperate with respect to the Tax matters covered by this Section 6.02, which shall include making employees available at reasonable times during regular business hours to provide additional information or explanation of materials or documents; and (ii) the Buyer Indemnified Parties and their agents, auditors and representatives shall (A) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Purchased Subsidiaries and their Subsidiaries and (B) allow Seller, upon reasonable notice and at mutually convenient times, to access employees and to review and make copies of such records (at the expense of Seller) as Seller may deem reasonably necessary or appropriate.
          (e) Tax Returns. Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by or in respect of the Purchased Subsidiaries or their Subsidiaries that relate to a Pre-Closing Tax Period and are due on or prior to the Closing Date, provided, that such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with past practice. At least 20 calendar days prior to the last date for timely filing any such Tax Return (taking into account any extensions), Seller shall submit such Tax Return to Buyer for its review. No later than 10 calendar days after the receipt of such Tax Return from Seller, Buyer shall notify Seller of any reasonable objections Buyer may have to items set forth in such Tax Return. Buyer and Seller shall act reasonably and in good faith to resolve any such objection timely raised by Buyer. Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns required to be filed by or in respect of the Purchased Subsidiaries or their Subsidiaries that relate to (i) a Pre-Closing Tax Period but that are required to be filed after the Closing Date or (ii) a Straddle Period; provided, in each case, that such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with past practice, provided, further, that Buyer shall determine the treatment of deferred revenue in its reasonable discretion, which shall be consistent with Revenue Procedure 2004-34. Buyer shall deliver a draft of any Tax Returns it is required to file pursuant to the preceding sentence to Seller for Seller’s review and approval at least 20 calendar days prior to the due date (taking into account any extension) for the filing of such Tax Returns. No later than 10 calendar days after the receipt of such Tax Return from Buyer, Seller shall notify Buyer of any reasonable objections Seller may have to items set forth in such Tax Return. Buyer and Seller shall resolve any disputes in connection with the preparation of Pre-Closing Tax Period Tax Returns pursuant to this Section 6.02(e) in accordance with Section 6.02(j).
          (f) Straddle Period Allocation. With respect to any Taxes relating to a Straddle Period, the portion of such Taxes that is allocable to the Pre-Closing Tax Period will be: (i) in the case of any income Taxes, gross receipts Taxes, sales or use Taxes or withholding or employment Taxes, deemed to be an amount based on an interim closing of the books as of the close of business on the Closing Date; and (ii) in the case of all other Taxes (including Property Taxes), deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period, and the denominator of which is the number of calendar days in the entire Straddle Period.

          (g) Tax Contests. Buyer and Seller shall promptly notify each other upon receipt by such Party of written notice (a “Tax Notice”) of any inquiries, claims, assessments, audits or similar events with respect to Taxes of any Purchased Subsidiary or any Subsidiary thereof relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Seller shall have the right to control, at its own expense, the conduct of any Tax Contest for any Tax period ending on or before the Closing Date, including any settlement or compromise thereof, for which Seller may be liable under Section 6.02(a); provided, however, (i) Seller acknowledges and agrees in writing that the indemnification provisions of Section 6.02(a) apply to the Taxes in dispute, (ii) Seller shall keep Buyer reasonably informed as to the current status and progress of such settlement or defense, (iii) Seller shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned), settle or compromise any such Tax Contest if such settlement or compromise may increase the liability for Taxes of Buyer, any Purchased Subsidiary or any Subsidiary thereof in a Post-Closing Tax Period, and (iv) with respect to any Tax Contest relating to a Straddle Period, Buyer shall have the right, at its expense, to participate in such Tax Contest. If Seller elects not to control a Tax Contest for a Tax Period ending on or before the Closing Date, (i) Seller shall notify Buyer in writing within 10 days of receiving the Tax Notice relating to such Tax Contest of its election not to control such Tax Contest, (ii) Seller shall pay the amount of its liability for any cash Taxes due (after taking into account any net operating loss or other carryforwards) relating to such Tax Contest, as calculated on the date of such election, (iii) Seller shall have no further liability with respect to such Tax Contest (provided, however, that if any net operating loss or any other carryforward referenced in clause (ii) of this sentence is disallowed and, as a result of such disallowance, there is a liability of the Purchased Subsidiaries or any Subsidiary thereof for any cash Taxes, Seller promptly shall pay to Buyer the amount of such cash Taxes upon receiving written notice of such disallowance from Buyer), and (iv) Buyer shall control the conduct of such Tax Contest, shall be free to settle or compromise such Tax Contest in its sole discretion, and shall have no liability to Seller in the event the actual liability for such Taxes is less than the amount paid by Seller with respect thereto. Buyer shall have the right to control, at its own expense, the conduct of any Tax Contest for any Straddle Period, including any settlement or compromise thereof; provided, however, that (i) Buyer shall keep Seller advised as to the current status and progress of such settlement or defense, (ii) Buyer shall not, without the prior written consent of Seller (which shall not be unreasonably withheld, delayed or conditioned), settle or compromise any such Tax Contest, and (iii) Seller shall have the right, at its expense, to participate in such Tax Contest.
          (h) Transaction Incentive Plan Tax Benefits. Buyer shall pay Seller the amount of any Transaction Incentive Plan Tax Benefits if, as and when the M & F Worldwide Group realizes such Tax benefits for U.S. federal income tax purposes, provided that: (i) the amount of any Transaction Incentive Plan Tax Benefits shall be determined in good faith by Buyer in its reasonable discretion; (ii) the M & F Worldwide Group shall be deemed to realize any Transaction Incentive Plan Tax Benefit prior to taking into account any other deductions, credits, losses or other Tax attributes of the M & F Worldwide Group; (iii) M & F Worldwide Group shall be deemed to realize any Transaction Incentive Plan Tax Benefit at such time as it files the Tax Return for the taxable year in which it claims such Incentive Plan Tax Benefit as a deduction; (iv) the amount of any Transaction Incentive Plan Tax Benefits shall be reduced by the excess of (A) the amount of any Payroll Taxes paid by the M & F Worldwide Group

(including, after the Closing Date, any Purchased Subsidiary or Subsidiary thereof) with respect to the Transaction Incentive Plan, other than any Payroll Taxes that such Person would have been required to pay with respect to each employee that participates in the Transaction Incentive Plan in connection with wages and other compensation payable to such employee in the taxable year that any payments under the Transaction Incentive Plan are made, over (B) any tax benefit realized by such Person from making such payment; (v) in the event that the amount of any Transaction Incentive Plan Tax Benefits is disallowed in whole or in part, Buyer shall recalculate the amount of such Transaction Incentive Plan Tax Benefits as reduced by such disallowance (the “Modified Benefit”) and Seller shall refund to Buyer any prior payment received, or portion thereof, necessary to settle the difference between the Modified Benefit and the amount previously paid to Seller by Buyer with respect to such Transaction Incentive Plan Tax Benefits; and (vi) Seller shall under no circumstances be permitted access to any Tax Returns, schedules, work papers, records or other documents of the M & F Worldwide Group.
          (i) Tax Refunds. Seller shall retain any refunds received for Taxes paid for any Pre-Closing Tax Period with respect to any Purchased Subsidiary or any Subsidiary thereof, along with any interest related thereto, and any such refunds received by Buyer or any Purchased Subsidiary or any Subsidiary thereof shall be paid promptly to Seller, along with any interest related thereto and less any taxes incurred by the Buyer on the receipt of such refund or interest. Buyer shall retain any refunds received for Taxes paid for any Post-Closing Tax Period with respect to any Purchased Subsidiary or any Subsidiary thereof, along with any interest related thereto, and any such refunds received by Seller after the Closing shall be paid promptly to Buyer, along with any interest related thereto and less any taxes incurred by the Seller on the receipt of such refund or interest.
          (j) Tax Dispute Resolution. Except as otherwise provided, with respect to any dispute or a disagreement relating to Taxes between the Parties, the Parties shall cooperate in good faith to resolve such dispute between them; but if the Parties are unable to resolve such dispute within 30 calendar days of receipt by a Party of notice of a Tax dispute, the Parties shall submit the dispute to the Accounting Referee for resolution, which resolution shall be final, conclusive and binding on the Parties. The Accounting Referee shall resolve any dispute in a manner consistent with the past practices with respect to such items unless otherwise required by Law. Buyer on the one hand and Seller on the other hand shall each pay one-half of the fees and expenses of the Accounting Referee.
          (k) Transfer Taxes. Buyer shall pay all Transfer Taxes required to be paid in connection with the transactions contemplated by this Agreement. Buyer shall file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts.
          (l) Purchase Price Adjustment. Except as otherwise required by applicable Law, Buyer and Seller shall treat any payment made under Section 1.04(c), Section 1.05(d), Section 1.05(e), this Section 6.02 or Article VIII as an adjustment to the Purchase Price for all applicable Tax purposes.

          (m) Exclusivity. This Section 6.02 shall govern all matters, including Indemnification Claims, with respect to Taxes, and in the event of any conflict between the provisions of this Section 6.02 and any other provision of this Agreement, this Section 6.02 shall control.
          (n) Tax Election. Buyer shall not make an election under Section 338(g) of the Code (a “Section 338 Election”) for KUED or the Indian Company, except as otherwise provided in this Section 6.02(n). Seller shall provide to Buyer within 90 calendar days after the Closing Date a statement (accompanied by appropriate supporting documentation) calculating in reasonable detail any incremental Taxes that would be payable by Seller if Buyer were to make a Section 338 Election for the Indian Company with respect to the taxable year that includes the Closing Date (the “Incremental Taxes”). If for any reason Buyer does not agree with Seller’s calculation of the Incremental Taxes, Buyer shall notify Seller of its disagreement within ten days of receiving a copy of such statement and such supporting documentation, and such dispute shall be resolved pursuant to Section 6.02(j). If Seller’s statement reports that there will not be any Incremental Taxes then within 30 calendar days thereafter, Buyer shall make a Section 338 Election for the Indian Company with respect to the taxable year that includes the Closing Date. If Seller’s statement reports that there will be Incremental Taxes then within 30 calendar days thereafter, Buyer may, in its discretion, make a Section 338 Election for the Indian Company with respect to the taxable year that includes the Closing Date; provided, however, that Buyer shall reimburse Seller for the Incremental Taxes if Buyer makes such election. Buyer shall pay to Seller the amount of Buyer’s reimbursement obligation, if any, pursuant to this Section 6.02(n) at the time specified in Section 8.06(a) and if Buyer makes such payment to Seller, Buyer shall have no further liability with respect to the Section 338 Election for the Indian Company. Seller shall return to Buyer any amount reimbursed by Buyer pursuant to this Section 6.02(n) to the extent that Seller receives any refunds of any such Incremental Taxes.
          (o) Section 382 Study. From the date of this Agreement, Seller shall cooperate to enable Buyer to expeditiously conduct, at Buyer’s expense, a study to determine whether prior to Closing there have been any limitations imposed on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of KUED or the Indian Company under Section 382, 383, or 384 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law). Such study shall be conducted by Ernst & Young under the supervision of Terrence Krupczak (or his successor as Seller’s primary Ernst & Young contact), a report of such study shall be delivered by Ernst & Young to Buyer in written form with all owners’ identifying information redacted or omitted, and a copy of such written report shall be provided to Seller reasonably promptly after the completion of such study, provided, that in the event that a Governmental Entity requires Buyer to disclose such redacted or omitted information as part of a Tax Contest, (A) Buyer shall, in its sole discretion, either (i) diligently contest the disclosure of such information in good faith or (ii) provide Seller with limited power to contest the disclosure of such information, and (B) in the event efforts to contest the disclosure of such information are unsuccessful, Seller shall provide the redacted or omitted information to the requesting Governmental Entity. Without limiting the applicability of Section 6.02(d) to this Section 6.02(o), Seller shall provide Buyer with such additional information as may be necessary for Buyer to conduct such study.

          (p) Indian Stamp Duty. Prior to the Closing, Seller (i) shall pay, or cause to be paid, to the appropriate Indian Governmental Entity the deficiency in the stamp duty owing on the lease deed dated February 18, 2008 between Ku Education India Private Limited and SKCL-CS-JV with respect to the office premises occupied by the Indian Company (the “Lease Deed”), and (ii) shall provide Buyer with evidence reasonably satisfactory to Buyer that Seller has paid, or caused to be paid, such stamp duty in full to such Indian Governmental Entity. In the event Seller has not provided evidence reasonably satisfactory to Buyer that such deficiency has been paid, Buyer shall be permitted to deduct and withhold the amount of such deficiency from the Closing Date Purchase Price.
     6.03 Employee Matters.
          (a) For the period from the Closing Date through December 31, 2011, Buyer shall provide (or cause other Affiliates of Buyer to provide), to each employee of any Purchased Subsidiary (or Subsidiary thereof) who remains employed by any such entity as of the Closing Date (together, the “Continuing Employees”), (i) base compensation or hourly wage rate, as applicable, and bonus opportunity (excluding equity based compensation) that are substantially comparable in the aggregate to the base compensation or hourly wage rate, as applicable, and bonus opportunity (excluding equity based compensation) provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits (excluding equity based compensation) that are substantially comparable, in the aggregate, as those provided (excluding equity based compensation) to such Continuing Employee immediately prior to the Closing Date. For purposes of eligibility, vesting, participation and benefit accrual (other than benefit accruals for defined benefit pension purposes) under Buyers’ and its Affiliates’ plans and programs providing employee benefits to Continuing Employees after the Closing Date (the “Post-Closing Plans”), each Continuing Employee shall be credited with his or her years of service with any Purchased Subsidiary (or Subsidiary thereof) before the Closing to the same extent as such service was recognized for such purposes prior to the Closing, except to the extent such credit would result in any duplication of benefits.
          (b) Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to cause each third party insurance provider and each third party administrator to, (i) for purposes of each Post-Closing Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any Continuing Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied under comparable Employee Benefit Plans), and (ii) cause any co-payments, deductible and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Post-Closing Plan.
          (c) From and after the Closing, Buyer shall honor all paid-time-off accrued by Continuing Employees as reflected on the books and records of the Purchased Subsidiaries and their Subsidiaries as of the Closing.

          (d) From and after the Closing and until such time as all obligations thereunder have been fully and finally satisfied, Buyer shall maintain, or cause to be maintained, the Transaction Incentive Plan in existence as of the Closing Date in accordance with the terms and conditions as set forth on Exhibit B hereto (the “Transaction Incentive Plan”), and Buyer shall perform or shall cause to be performed, all obligations arising under the Transaction Incentive Plan in accordance with such terms and conditions.
          (e) Notwithstanding anything to the contrary in this Section 6.03 or any other provision of this Agreement, Buyer may terminate or cause the termination of the employment of any Continuing Employee at any time after the Closing (subject to any economic obligations arising under any agreements with such Continuing Employees in connection with any such termination). Nothing contained in this Section 6.03 or any other provisions of this Agreement shall (i) be construed to create any third party beneficiary rights in any Person (including any Continuing Employee or any dependents thereof), (ii) require Buyer or any of its Affiliates to continue any specific employee benefit plans, programs or practices (other than requirements as to Buyer’s maintaining overall employee benefit levels described above), (iii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (iv) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.
     6.04 Directors’ and Officers’ Liability.
          (a) For a period of six years after the Closing, Buyer shall not, and shall not permit any Purchased Subsidiary or its Subsidiaries to amend, repeal or modify any provision in the such Purchased Subsidiary’s or its Subsidiaries’ organizational documents relating to the exculpation or indemnification of any officers and directors prior to Closing Date (unless required by Law) unless such amendment would not materially adversely affect the rights or obligations of the such Purchased Subsidiary’s or its Subsidiaries’ officers and directors for events arising prior to the Closing Date, it being the intent of the Parties that the officers and directors of the Purchased Subsidiaries and their Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law for events arising prior to the Closing Date. During such period, Buyer and the Purchased Subsidiaries and their Subsidiaries shall honor the indemnification and other obligations of the Purchased Subsidiaries and their Subsidiaries to the officers and directors of the Purchased Subsidiaries and their Subsidiaries prior to the Closing Date for events arising prior to the Closing Date to the fullest extent of the law as provided under such organizational documents. Notwithstanding anything to the contrary, the foregoing shall not limit or restrict Buyer of any of its Affiliates from liquidating or winding up the affairs of the Purchased Subsidiaries or their Subsidiaries.
          (b) In the event that after the Closing Date, any Purchased Subsidiary or its Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including by liquidation), then, and in each case, proper provision shall be made so that the successors and assigns of such Purchased Subsidiary and its Subsidiaries, honor the indemnification and other obligations of such

Purchased Subsidiary and its Subsidiaries to the officers and directors of such Purchased Subsidiary and its Subsidiaries prior to the Closing Date, including under this Agreement.
     6.05 Orderly Transition; Post-Closing Access to Information.
          (a) Following the Closing, Seller shall (i) reasonably cooperate (including by providing any financial information in a timeframe consistent with the SEC reporting obligations of Buyer and its Affiliates) in the preparation of audited financial statements of the Purchased Subsidiaries and their Subsidiaries for the twelve months ended December 31, 2010, prepared in accordance with the Accounting Practices and Procedures (the “Purchased Subsidiaries Audited Financial Statements”), and (ii) use its commercially reasonable efforts to cause its independent auditors to assist and cooperate in the preparation of the Purchased Subsidiaries Audited Financial Statements, including using its commercially reasonable efforts to cause such auditors to provide any necessary “comfort letters”; provided, that the incremental costs and expenses associated with the preparation of the Purchased Subsidiaries Audited Financial Statements shall be borne by Buyer.
          (b) After the Closing, in a timeframe to be mutually agreed by the Parties, in order to facilitate the preparation of financial statements of Seller or its Affiliates for periods prior to the Closing, Buyer shall cause the Purchased Subsidiaries and their Subsidiaries to afford to Seller and its accountants and other representatives reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books, Contracts and records of the Purchased Subsidiaries and their Subsidiaries relating to the pre-Closing period, and shall cause the Purchased Subsidiaries, their Subsidiaries and their respective personnel and representatives to consult as reasonably requested by Seller in respect of the foregoing; provided, however, that such access does not (i) unreasonably disrupt the normal operations of the Business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Law or the terms of any applicable Contract.
          (c) Following the Closing, in the event and for so long as any Party is actively investigating, contesting or defending against any Action commenced or threatened by any third party with respect to (i) any transaction contemplated by this Agreement or any other Transaction Document or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving the Purchased Subsidiaries or their businesses, the other Party will, and will cause its Affiliates to, cooperate with the investigating, contesting or defending Party and its counsel in the contest or defense, make available its and its Affiliates’ personnel and provide such testimony and access to its and its Affiliates’ books and records as shall be reasonably necessary in connection with the investigation, contest or defense, all at the sole cost and expense of the investigating, contesting or defending Party; provided, however, that, for the avoidance of doubt, the foregoing shall not require any Party to take any such action to the extent that (x) it may result in a waiver or breach of any attorney/client privilege, (y) it could reasonably be expected to result in a violation of applicable Law or increased Taxes for such Party, or (z) providing such access or information would be reasonably expected to unreasonably disrupt the normal operations of such Party or its Affiliates.

     6.06 Acknowledgment by the Parties.
          (a) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY THE OTHER PARTIES SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE DELIVERED HEREUNDER, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE PURCHASED SUBSIDIARIES OR THEIR SUBSIDIARIES OR ANY OTHER PERSON) ARE SPECIFICALLY DISCLAIMED BY THE PARTIES.
          (b) In connection with each Party’s investigation of the other Party, a Party may have received certain projections from or on behalf of the other Party. Each Party hereto acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that the receiving Party is familiar with such uncertainties. Except as expressly set forth in this Agreement, neither Party makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
     6.07 Further Assurances. From time to time, as and when requested by either Party and at such Party’s expense, the other Party shall, or shall cause its Affiliates to, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
     6.08 Confidential Information. The Parties intend that the information related to the Purchased Subsidiaries and their respective Subsidiaries, businesses, operations, assets and liabilities (“Confidential Information”) is held by or controlled by, and is intended to be for the use and benefit of, Buyer and the Purchased Subsidiaries. Accordingly, Seller agrees that it shall, and it shall cause its Affiliates and its and their directors, officers, employees, agents, consultants, representatives and advisors (collectively with Seller, the “Subject Persons”) to, keep confidential and not use or disclose, any Confidential Information (other than as expressly contemplated by any other Transaction Document and other than disclosure to its representatives who need to know such information and for whom such Person shall be responsible for their compliance herewith); provided, however, that this Section 6.08 shall not restrict the disclosure or use of Confidential Information to the extent such information can be shown to have been (i) in the public domain on the Closing Date or thereafter without breach of the commitment provided for in this Section 6.08, (ii) acquired after the date of this Agreement on a non-confidential basis from a third party source that is not prohibited from disclosing such information to such Person, or (iii) independently generated by such Subject Person without any reference to any other Confidential Information. In the event that a Subject Person is required by judicial or administrative process or other Law to disclose Confidential Information, Seller or the Subject Person shall give Buyer prompt notice of any such requirement and, at Buyer’s sole cost and expense, assist Buyer with seeking a protective order or other appropriate remedy in response to such requirement. In the event of a breach by any party of any of the provisions of this Section 6.08, the parties acknowledge that such breach may cause irreparable damage to Buyer, the Purchased Subsidiaries and their Subsidiaries, the exact amount of which may be difficult to ascertain, and the remedies at law for any such breach may be inadequate. Accordingly, each of Buyer, the Purchased Subsidiaries and their Subsidiaries may be entitled, in addition to any other rights or remedies existing in its favor, to seek specific performance and injunctive relief in order to enforce or prevent breach of any such provisions.
     6.09 Use of Name; Source Code Escrow Agreement.
          (a) Within 120 days of the Closing Date, Buyer shall take all necessary actions to change the corporate names of KUED, KUED Sub I LLC, KUED SUB II LLC and KU Education Digital India Private Limited to new names which do not include “KNOWLEDGE UNIVERSE” or the acronyms “KU,”, “KUED” or “KUE” and are not otherwise confusingly similar thereto (the “KU Marks”) and shall have the right to use such names consistent with past practice during such time period. Buyer acknowledges that no rights in the KU Marks will be transferred to Buyer, the Purchased Subsidiaries or their Subsidiaries in connection with the transactions contemplated by this Agreement. In the event that any ownership rights in the KU Marks are transferred inadvertently or otherwise acquired by Buyer, the Purchased Subsidiaries or their Subsidiaries in connection with the transactions contemplated by this Agreement, Buyer hereby transfers and assigns, and shall cause such Purchased Subsidiaries or their Subsidiaries to transfer and assign, effective as of the Closing Date, back to Seller all rights, title and interest in and to the KU Marks throughout the world in all existing and future media and all goodwill therein. Seller acknowledges that no rights in the name “GLOBALSCHOLAR” or any name confusingly similar thereto (the “GLOBALSCHOLAR Marks”) will be retained by Seller or its Affiliates (other than the Purchased Subsidiaries and their Subsidiaries) following the Closing Date. In the event that any rights in the GLOBALSCHOLAR Marks are retained by Seller or such other Affiliates, Seller hereby transfers and assigns and shall cause such other Affiliates to transfer or assign, effective as of the Closing Date, to the Purchased Subsidiaries and their Subsidiaries all right, title and interest in and to the GLOBALSCHOLAR Marks throughout the world in all existing and future media and all goodwill therein.
          (b) Prior to the Closing, Seller shall cause to be executed an escrow agreement among Knowledge Universe Holdings Cooperatief U.A., KUED, and an escrow agent, pursuant to Section 14.14 of the terms of the Private Labeled Online Learning Platform Agreement, dated as of July 30, 2009, between KUED and Knowledge Universe Holdings Cooperatief U.A., as amended as of December 15, 2010.
     6.10 Miscellaneous. To the extent that Seller makes any distributions to holders of Seller’s units upon or after the Closing with respect to which former holders of UARs are entitled to any portion, Seller shall remit to KUED as a contribution to capital that portion of the distributions to which former holders of UARs are so entitled and, at the time of such remittance, Seller shall instruct KUED as to the former holders to whom such distributions shall be paid and the amounts in which such distributions shall be paid. Within fifteen Business Days following such remittance by Seller to KUED, KUED shall pay such amounts to such former holders of UARs in accordance with Seller’s instructions as to recipient and amount, net of applicable withholding taxes. For the avoidance of doubt, any applicable taxes that are withheld by KUED and remitted to the appropriate taxing authority shall be treated, for all purposes, as having been paid to the former UAR holder with respect to whom such taxes are withheld.
ARTICLE VII
CONDITIONS TO CLOSING
     7.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Buyer’s waiver) of the following conditions as of the Closing Date:
          (a) The representations and warranties set forth in Articles II and III shall be true and correct (without regard to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided that the representations and warranties set forth in Sections 2.02, 2.03, 3.02(b)(i), and 3.04(a) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date;
          (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
          (c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
          (d) No temporary restraining order, preliminary or permanent injunction or other Order shall be in effect which would prevent the consummation of the Closing, and no Law shall have been enacted or shall be deemed applicable to the transactions contemplated hereby which makes the consummation of such transactions illegal;
          (e) There shall have been no Material Adverse Effect since the date of this Agreement;
          (f) Each of the Guarantees shall be in full force and effect;
          (g) Seller and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement;

          (h) The Employment Agreement shall be in full force and effect; provided, that this Section 7.01(h) shall not be a condition to the obligation of Buyer to close the transactions contemplated by this Agreement if the actions of Buyer or any of its Affiliates or employees contribute significantly to the cause of such Employment Agreement no longer being in full force and effect;
          (i) Seller shall have obtained the consents set forth on Schedule 7.01(i) and such consents shall be in full force and effect; provided, that this Section 7.01(i) shall not be a condition to the obligation of Buyer to close the transactions contemplated by this Agreement if the actions of Buyer or any of its Affiliates or employees contribute significantly to the cause of any such consent not being obtained or no longer being in full force and effect;
          (j) The Restrictive Covenant Agreement shall be in full force and effect; and
          (k) Seller shall have delivered to Buyer each of the following:
          (i) a certificate of Seller in the form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 7.01(a) and (b), as they relate to Seller, have been satisfied;
          (ii) resignations effective as of the Closing Date from such officers and directors of the Purchased Subsidiaries or their Subsidiaries as Buyer shall have requested in writing and delivered to Seller not less than five days prior to the Closing Date;
          (iii) a copy of the certificate of incorporation, certificate of formation, or its equivalent of each of the Purchased Subsidiaries, as applicable (each certified by the Secretary of State of Delaware), and a certificate of good standing from the State of Delaware for each of the Purchased Subsidiaries, each dated within 15 days of the Closing Date;
          (iv) all necessary forms and certificates complying with applicable Law and in a form reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code; and
          (v) certified copies of the resolutions duly adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby.
If the Closing occurs, all closing conditions set forth in this Section 7.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Buyer, provided, however, that if Seller fails to satisfy the requirements of Section 7.01(k)(iv), Buyer shall be permitted to withhold amounts in accordance with Section 1.07(d).

     7.02 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the waiver by Seller) of the following conditions as of the Closing Date:
          (a) The representations and warranties set forth in Article IV shall be true and correct (without regard to any qualification as to “materiality” or “material adverse effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material and adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement; provided that the representations and warranties set forth in Section 4.02 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date;
          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
          (c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
          (d) No temporary restraining order, preliminary or permanent injunction or other Order shall be in effect which would prevent the Closing, and no Law shall have been enacted or shall be deemed applicable to the transactions contemplated hereby which makes the consummation of such transactions illegal;
          (e) Buyer and the Escrow Agent shall have executed and delivered to Seller the Escrow Agreement, and Buyer shall have deposited the entire Escrow Fund into the Escrow Account established by the Escrow Agent pursuant to the terms of the Escrow Agreement;
          (f) Buyer shall have delivered to Seller a certificate in the form reasonably satisfactory to Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and (b) have been satisfied; and
          (g) Buyer shall have delivered to Seller certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party, and the consummation of all transactions contemplated hereby and thereby.
If the Closing occurs, all closing conditions set forth in this Section 7.02 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Seller.

ARTICLE VIII
INDEMNIFICATION
     8.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties and all covenants and obligations to be performed prior to the Closing Date set forth in this Agreement (other than the representations and warranties and covenants to the extent they concern Tax matters, which shall be governed by Section 6.02) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as follows (such date, with respect to each subsection below, is referred to herein as its “Survival Date”) and shall thereafter be of no further force or effect:
          (i) the representations and warranties in Sections 2.01 (Organization and Good Standing), 2.02 (Authorization and Enforceability), 2.03 (Ownership of and Title to Securities), 2.07 (Brokerage), 3.01 (Organization and Good Standing), 3.02 (Subsidiaries), 3.04 (Capitalization) and 3.20 (Brokerage) (each individually, a “Seller Fundamental Representation”), and the representations and warranties in Sections 4.02 (Authorization and Enforceability) and 4.05 (Brokerage) (each individually, a “Buyer Fundamental Representation”) shall survive the Closing until the fourth anniversary of the Closing Date;
          (ii) the representations and warranties in Section 3.13 (Employee Benefit Plans) shall survive until the second anniversary of the Closing Date;
          (iii) the representations and warranties set forth in Section 3.11 (Intellectual Property) shall survive until the 18-month anniversary of the Closing Date;
          (iv) all other representations and warranties shall survive until the earlier of (x) March 1, 2012 and (y) the completion of any audit of the financial statements of the Purchased Subsidiaries (or any of them, if not all of them are audited) for CY2011; and
          (v) (x) all covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of, and not survive, the Closing, except that claims for indemnification with respect to any breach thereof prior to the Closing shall survive until the 90-day anniversary of the Closing Date, (y) all covenants and agreements which by their terms contemplate performance after the Closing until a date certain shall survive the Closing until such date certain, except that claims for indemnification with respect to any breach thereof prior to such date certain shall survive until the 90-day anniversary of such date certain, and (z) all other covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms, except that claims for indemnification with respect to any breach thereof prior to such performance or observance shall survive until the 90-day anniversary of such performance or observance.

Except as expressly provided in the immediately preceding sentence, no claim for indemnification hereunder may be made after the expiration of the applicable Survival Date; provided, however, that any Indemnification Claim with respect to which an Indemnification Notice is delivered in accordance with Section 11.02 below prior to the expiration of the applicable time limitations set forth above shall survive until the Indemnification Claim is fully resolved.
     8.02 Indemnification by Seller.
          (a) Subject to the provisions of this Article VIII, and other than with respect to Taxes, which shall be governed exclusively by Section 6.02, from and after the Closing, Seller shall indemnify Buyer and its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling Persons, officers, directors, general or limited partners, members, managers, employees, agents, representatives, successors and assignees (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from, any Losses resulting from, arising out of, or incurred by the Buyer Indemnified Parties in connection with:
          (i) any breach of any representation and warranty contained in Article II and/or Article III or any certificate delivered by or on behalf of Seller hereunder at or prior to the Closing (with such representation or warranty being read without regard to any qualifications or limitations relating to materiality, Material Adverse Effect or similar expressions for the purpose of calculating the amount of any Losses resulting from, arising out of, or incurred by the Buyer Indemnified Parties in connection with such breach);
          (ii) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by Seller;
          (iii) any (x) Unpaid Transaction Expenses and/or (y) Indebtedness for Borrowed Money that is outstanding immediately prior to the Closing, in each case, to the extent not taken into account for purposes of determining the Closing Date Purchase Price and/or repaid in accordance with Section 1.03(c); and/or
          (iv) any claims relating to the Business, this Agreement or the transactions contemplated by this Agreement, by any past, present or future holder of any equity or other interests whatsoever in Seller or any Affiliate thereof.
          (b) The indemnification provided for in Section 8.02(a) shall be subject to the following limitations:
          (i) Seller shall not have any liability under Section 8.02(a)(i) (other than in respect of any Seller Fundamental Representation) unless the aggregate of all Losses relating thereto for which Seller would be liable, but for this section, exceeds on a cumulative basis, an amount equal to 1% of the sum of (x) the Closing Date Purchase

Price and (y) the Base Transaction Incentive Plan Amount (the “Deductible”), and then only to the extent such Losses exceed the Deductible;
          (ii) Seller’s aggregate liability under Section 8.02(a)(i) (other than in respect of any Seller Fundamental Representation) shall in no event exceed 15% of the sum of (x) the Closing Date Purchase Price and (y) the Base Transaction Incentive Plan Amount (the “Cap”);
          (iii) no claim for indemnification by the Buyer Indemnified Parties under Section 8.02(a)(i) (other than in respect of any Seller Fundamental Representation) shall be asserted where the amount that would otherwise be payable by Seller hereunder relating to such claim is less than $25,000; and
          (iv) in no event will the aggregate liability of Seller for all Losses claimed by the Buyer Indemnified Parties under this Agreement exceed the Purchase Price actually received by Seller.
          (c) Notwithstanding any other provision in this Agreement to the contrary, Seller shall not be liable to, or indemnify, the Buyer Indemnified Parties for any Losses solely to the extent such Losses were taken into account in the final determination of Net Working Capital pursuant to Section 1.04. In no event shall (i) Seller be liable for (x) any Losses that are punitive or consequential damages, regardless of the form of action through which such damages are sought or (y) any Losses that are lost profits of any Person (but only to the extent that such lost profits would be deemed to constitute consequential damages), unless, in the case of each of clauses (x) and (y) immediately above, but subject to the other limitations in this Section 8.02, such Losses are recovered by a third party in a Third Party Claim pursuant to an order entered against an Indemnified Party or in a settlement agreement to which an Indemnified Party is a party and/or (ii) any Buyer Indemnified Party calculate Losses on the basis of any (x) diminution in the value of debt or equity securities or the market value of loans or (y) multiple of revenues, cash flows, profits or similar methodologies.
          (d) The Buyer Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties had already recovered such Losses with respect to such matter pursuant to other provisions of this Agreement.
     8.03 Indemnification by Buyer.
          (a) Subject to the provisions of this Article VIII, from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling Persons, officers, directors, general or limited partners, members, managers, employees, agents, representatives, successors and assignees (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from, any Losses resulting from, arising out of, or incurred by the Seller Indemnified Parties in connection with:

          (i) any breach of any representation or warranty of Buyer under this Agreement or any certificate delivered by or on behalf of Buyer hereunder (with such representation or warranty being read without regard to any qualifications or limitations relating to materiality, Material Adverse Effect or similar expressions for the purpose of calculating the amount of any Losses resulting from, arising out of, or incurred by the Seller Indemnified Parties in connection with such breach); and
          (ii) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by Buyer or, after the Closing, any of the Purchased Subsidiaries or their Subsidiaries after the Closing.
          (b) The indemnification provided for in Section 8.03(a) shall be subject to the following limitations:
          (i) Buyer shall not have any liability under Section 8.03(a)(i) (other than in respect of any Buyer Fundamental Representation) unless the aggregate of all Losses relating thereto for which Buyer would be liable, but for this section, exceeds on a cumulative basis the Deductible, and then only to the extent such Losses exceed the Deductible;
          (ii) Buyer’s aggregate liability under Section 8.03(a)(i) (other than in respect of any Buyer Fundamental Representation) shall in no event exceed the Cap;
          (iii) no claim for indemnification by the Seller Indemnified Parties under Section 8.03(a)(i) (other than in respect of any Buyer Fundamental Representation) shall be asserted where the amount that would otherwise be payable by Buyer hereunder relating to such claim is less than $25,000; and
          (iv) in no event will the aggregate liability of Buyer for all Losses claimed by the Seller Indemnified Parties under this Agreement exceed the Purchase Price actually paid to Seller.
          (c) In no event shall (i) Buyer be liable for (x) any Losses that are punitive or consequential damages, regardless of the form of action through which such damages are sought or (y) any Losses that are lost profits of any Person (but only to the extent that such lost profits would be deemed to constitute consequential damages), unless, in the case of each of clauses (x) and (y) immediately above, but subject to the other limitations in this Section 8.03, such Losses are recovered by a third party in a Third Party Claim pursuant to an order entered against an Indemnified Party or in a settlement agreement to which an Indemnified Party is a party and/or (ii) any Seller Indemnified Party calculate Losses on the basis of any (x) diminution in the value of debt or equity securities or the market value of loans or (y) multiple of revenues, cash flows, profits or similar methodologies.
          (d) The Seller Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Seller

Indemnified Parties had already recovered such Losses with respect to such matter pursuant to other provisions of this Agreement.
     8.04 Indemnification Procedures.
          (a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article VIII as a result of a Loss, or as a result of a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice (an “Indemnification Notice”) of such Third Party Claim or other Loss not involving a Third Party Claim to the Escrow Agent and to Seller or to Buyer, as applicable (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third Party Claim or incurrence of such other Loss, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (in the case of a Third Party Claim, if known), the basis for indemnification under this Agreement and the nature of the breach of representation or warranty, covenant or agreement to which such claim is related (the “Indemnification Claim”). The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent (and only to the extent) that (x) the Indemnifying Party is actually and materially prejudiced by such failure or (y) such Indemnification Claim is not delivered prior to the applicable Survival Date. Any Indemnification Notice in respect of a Third Party Claim shall enclose therewith a copy of all relevant papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.
          (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of an Indemnification Notice in respect of a Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim:
          (i) the Indemnified Party shall have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, however, that (A) if outside counsel to the Indemnified Party advises that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and, in the reasonable judgment of such counsel, it is advisable for the Indemnified Party to employ separate counsel in order to effectively assert such defense or defenses, then the fees of and costs incurred by such separate counsel (but in no event more than one separate counsel in respect of any Third Party Claim or series of related Third Party Claims) in respect of such different or additional defenses may be deemed Losses and indemnifiable (x) if and to the extent that Losses arising from the underlying Third Party Claim are determined to be indemnifiable under this Agreement and (y) pursuant to, and subject to the limitations in, this Agreement, (B) notwithstanding such participation, the Indemnifying Party and its counsel shall control the investigation, defense and settlement of such Third Party Claim subject to the terms of this Section 8.04 and (C) under no circumstances shall the Indemnified Party file any papers or admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim (it being agreed that if the Indemnified Party breaches this clause (C), the Indemnifying Party will have no liability with respect to any Losses arising from the subject Third Party Claim(s));
          (ii) the Indemnifying Party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of the Indemnified Party (which in any event shall not be unreasonably withheld or delayed) unless such settlement, compromise or judgment (A) includes a complete release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (B) does not impose equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder, and (C) will not result in an admission of criminal liability or culpability on the part of the Indemnified Party or give rise to criminal liability with respect to the Indemnified Party, it being understood that the Indemnifying Party shall be entitled to settle, compromise or discharge any Third Party Claim, and the Indemnified Party shall be required to agree in writing to such settlement, compromise or discharge, if the same shall by its terms satisfy each of clauses (A), (B) and (C) above; and
          (iii) the Indemnifying Party shall not be liable for any amount that exceeds, where the Indemnified Party has unreasonably withheld or delayed consent in connection with the proposed settlement, compromise or discharge of a Third Party Claim, the amount for which that Third Party Claim could have been settled, compromised or discharged but for such unreasonable withholding or delay of consent (it being understood that the Indemnifying Party shall have the burden of proving that the Indemnified Party unreasonably withheld or delayed such consent).
          (c) If the Indemnifying Party does not assume the defense of such Third Party Claim within 30 days of receipt of the Indemnification Notice, the Indemnified Party will be entitled to assume such defense upon delivery of notice to such effect to the Indemnifying Party. If the Indemnified Party assumes the defense of such Third Party Claim:
          (i) the Indemnifying Party shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, but notwithstanding such participation, the Indemnified Party and its counsel shall control the investigation, defense and settlement of such Third Party Claim subject to the terms of this Section 8.04;
          (ii) the Indemnified Party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of the Indemnifying Party (which in any event shall not be unreasonably withheld or delayed) unless (A) the Indemnified Party expressly waives in writing any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim or the facts or events giving rise thereto, and (B) such settlement, compromise or discharge will not result in an admission of criminal liability or culpability on the part of the Indemnifying Party or give rise to criminal liability with respect to the Indemnifying Party, it being understood and agreed that (x) the Indemnified Party shall be entitled to settle, compromise or discharge any Third Party Claim, and the Indemnifying Party shall be required to agree in writing to such settlement, compromise or discharge, if the same shall by its terms satisfy each of clauses (A) and (B) above and (y) the Indemnifying Party will have no liability with respect to any Losses arising from any Third Party Claim(s) settled in contravention of this clause (ii); and
          (iii) the fees of and costs incurred by the Indemnified Party in connection with the investigation, defense and settlement of such Third Party Claim may be deemed Losses and indemnifiable (x) if and to the extent that Losses arising from the underlying Third Party Claim are determined to be indemnifiable under this Agreement and (y) pursuant to, and subject to the limitations in, this Agreement.
          (d) In the case of a purported Loss not involving a Third Party Claim, upon receipt of an Indemnification Notice with respect thereto that complies with the provisions of Section 8.04(a) above, the Indemnifying Party will have 30 days to notify the Indemnified Party that it disputes one or more of the Indemnification Claims made therein. If the Indemnifying Party does not dispute an Indemnification Claim within such 30-day period, it will be deemed to have admitted liability with respect to such Indemnification Claim and shall be obligated to indemnify the Indemnified Party with respect to such undisputed Indemnification Claim pursuant to, and subject to the limitations in, this Agreement. From and after delivery of the Indemnification Notice until the final resolution of the Indemnification Claims made therein, the Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of the Indemnification Claim made therein and in otherwise resolving such matters. Such assistance and cooperation shall include providing commercially reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
     8.05 Determination of Loss Amount.
          (a) The amount of any Loss subject to indemnification under this Article VIII shall be calculated net of (i) any Tax Benefit realized by the Indemnified Party on account of such Loss in the taxable year in which the Loss is incurred or the indemnification payment therefor is made or in the two succeeding taxable years (or any preceding taxable year, to the extent any deductions or losses are carried back), and (ii) any insurance proceeds or other amounts under indemnification agreements received by the Indemnified Party on account of such Loss (net of any deductible or co-payment or out-of-pocket costs of collection and the Indemnified Party’s reasonable estimate of any increase in insurance premiums attributable to such recovery).
          (b) For purposes of Section 8.05(a), “Tax Benefit” shall mean the Indemnified Party’s reasonable estimate of the present value of any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would have been paid as a result of such indemnified Loss (with the timing and receipt or realization of such refund or reduction to be estimated in the reasonable discretion of the Indemnified Party), net of any increase in Taxes payable by the

Indemnified Party on account of receipt of the indemnification payment, provided, that in calculating the present value of any such amount, Buyer shall use as the discount rate the short-term applicable federal rate in effect at the time it calculates such Tax Benefit. At the time of the calculation of such Tax Benefit, the Indemnified Party shall (A) use commercially reasonable efforts to cause its independent auditor, which shall be a “Big Four” accounting firm, to certify in writing to the Indemnifying Party that such calculation is based on reasonable assumptions, which certification shall be final and conclusive evidence of the fact and amount of such Tax Benefit (which cannot be challenged by the Indemnifying Party in any manner) and (B) deliver to the Indemnifying Party a certificate executed by an authorized officer certifying that the Indemnified Party has not taken any action which was primarily intended to frustrate the purpose of Section 8.05(a)(i); provided that, except with respect to the certification in clause (B), nothing in this Section 8.05 shall affect the absolute discretion of the Indemnified Party and its Affiliates to arrange its Tax affairs in whatever way they consider fit (including any decision as to whether to seek recovery of any relevant Tax credit or Tax refund). Notwithstanding anything to the contrary, in no event shall the Indemnified Party or any of its Affiliates be required to disclose any of their Tax Returns or other documents or information relating to its Tax returns or other tax affairs in connection with the procedures set forth in this Section 8.05 (including in connection with any Action or other dispute).
          (c) Without affecting the Indemnified Party’s right to indemnification hereunder (unless proceeds are recovered), the Indemnified Party shall seek and shall make commercially reasonable efforts to obtain full recovery under all insurance policies and/or indemnification agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any deductible or co-payment or out-of-pocket costs of collection and the Indemnified Party’s reasonable estimate of any increase in insurance premiums attributable to such recovery) shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Party. The Indemnifying Party shall be subrogated to all rights of the Indemnified Parties in respect of any Losses indemnified by the Indemnifying Party. Each Party acknowledges that nothing in this Article VIII shall relieve a Party of any obligation it may have under common law to mitigate Losses subject to indemnification under this Agreement.
     8.06 Manner of Payment.
          (a) Any indemnification payment pursuant to this Article VIII by Buyer shall be effected by wire transfer of immediately available funds from Buyer to an account designated by Seller each within two Business Days after the determination of the amount thereof (whether pursuant to a final judgment, settlement, agreement among the Parties hereto or otherwise).
          (b) Any indemnification payment pursuant to this Article VIII by Seller shall be effected (i) first from each of the Indemnification Escrow Amount and the Transaction Incentive Plan Indemnity Amount in such proportions as are set forth in the Escrow Agreement, (ii) to the extent the foregoing are insufficient to pay or reimburse such Loss and the applicable Buyer Indemnified Party is entitled to seek recovery beyond such amounts with respect to such

Loss, then by set off against any Contingent Consideration otherwise payable pursuant to this Agreement, it being understood that any amount so set off shall be funded ratably from the Contingent Purchase Price and from the Contingent Transaction Incentive Plan Amount, and (iii) to the extent the foregoing are insufficient to pay or reimburse such Loss and the applicable Buyer Indemnified Party is entitled to seek recovery beyond such amounts with respect to such Loss, then from Seller by wire transfer of immediately available funds to an account designated by Buyer.
     8.07 Exclusive Remedy. Each Party hereto acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy of any Person with respect to any and all matters arising out of, relating to or connected with this Agreement and the other transactions contemplated hereby shall be a claim pursuant to the provisions of Section 6.02(a) or this Article VIII; provided, that the provisions of this Section 8.07 shall not (x) apply to any claims that arise from intentional fraud or a Willful and Material Breach by Seller or Buyer or (y) limit any injunctive relief or other specific performance remedy under Section 6.08; provided, further, that nothing in this Section 8.07 is intended to or shall limit Buyer’s rights to pursue any and all remedies available to it under the Restrictive Covenant Agreement and/or any of the Guarantees.
     8.08 Tax Indemnification. Except as otherwise expressly provided in this Agreement, this Article VIII shall not apply to indemnification with respect to Taxes, which is exclusively covered by Section 6.02.
     8.09 Limitation on Recourse. Other than (x) pursuant to the Guarantees or (y) arising from intentional fraud, no claim shall be brought or maintained by Buyer, the Purchased Subsidiaries or their Subsidiaries, or the successors or permitted assigns of any of them, against any officer, director, partner, member or employee (present or former) of Seller, the Purchased Subsidiaries or their Subsidiaries, or any direct or indirect equity holder of Seller, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties, covenants or agreements of Seller set forth or contained in, this Agreement or any certificate delivered hereunder.
ARTICLE IX
TERMINATION
     9.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of Buyer and Seller;
          (b) by Buyer, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or cured by Seller within 10 Business Days after written notice thereof from Buyer;

          (c) by Seller, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or cured by Buyer within 10 Business Days after written notice thereof by Seller;
          (d) by either Party, if the Closing has not occurred on or before April 30, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01 shall not be available to any Party whose breach of a representation or warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the End Date; for the avoidance of doubt, the End Date shall be extended until the issuance of any final and non-appealable injunction or order enjoining the consummation of the transactions contemplated by this Agreement in the event that a temporary restraining order or preliminary injunction or other Order granting such relief shall be in effect on the End Date;
          (e) by either Party, if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing, which Order, legal restraint or other action is final and non-appealable;
          (f) by Buyer, if the condition set forth in Section 7.01(a) shall become incapable of being satisfied; or
          (g) by Seller, if the condition set forth in Section 7.02(a) shall become incapable of being satisfied.
The Party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e), (f) or (g) of this Section 9.01 shall give written notice of such termination to the other Parties.
     9.02 Effect of Termination. In the event of termination of this Agreement by either Party in accordance with its terms as set forth in Section 9.01, the provisions of this Agreement shall immediately become void and of no further force and effect, and there shall be no liability on the part of either Party or their respective officers, directors, stockholders or Affiliates hereunder or in respect hereof except as set forth in this Section 9.02; provided that (i) the last sentence of Section 5.02(a), this Section 9.02, and Article XI, and any liability relating thereto shall survive the termination of this Agreement, and (ii) no such termination of this Agreement shall relieve any Party hereto from liability for a Willful and Material Breach or intentional fraud.
ARTICLE X
DEFINITIONS
     10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

          “Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by Seller in the preparation of the audited consolidated balance sheet and the related audited consolidated statement of income and cash flows as of and for the year ended December 31, 2009, subject to those exceptions, if any, set forth on Schedule 10.01.
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
          “Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
          “Business” means the business of creating, marketing, selling, implementing and developing products and services (for direct to consumer, direct to educators or education entities or private label distribution, and for use at the classroom, school, district and state levels) to manage, administer and prescribe the school administration, instruction and learning processes and data required for students, teachers, parents and administrators from the levels of pre-Kindergarten through graduation and beyond, including without limitation: Student Information Systems; Gradebooks for attendance, grading, standards, reporting, learning and similar data management; instruction and curriculum development and management solutions; development and management solutions for assessments; professional development and school improvement solutions and related resources; performance, evaluation, case management and effectiveness management solutions for teachers; collaboration and communication solutions for interaction between students, teachers, administrators, parents and/or guardians such as online communication portals and online tutoring portals; and analytics and data warehouse solutions, including longitudinal data collection, analysis and reporting, support for national and state testing, interactive dashboard, response to intervention support and related analytics; in each case including the software development operations in Chennai, India and the Purchased Subsidiaries and their Subsidiaries’ data centers, and as currently conducted by the Purchased Subsidiaries and their Subsidiaries.
          “Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by applicable Law to close in the State of Delaware.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Contract” means any written contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking or arrangement.
          “Employee Affiliate Plan” means any plan, program, policy, agreement or arrangement maintained, sponsored, entered into or contributed to by any ERISA Affiliate or to which any ERISA Affiliate is a party, in each case, for the benefit of any current or former employee, director, independent contractor or consultant of any Purchased Subsidiary (or Subsidiary thereof) (including their dependents or beneficiaries).
          “Employee Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, in each case, other than any Employee Foreign Plan, (i) maintained, sponsored, entered into or contributed to by any Purchased Subsidiary or by any Subsidiary thereof or to which any Purchased Subsidiary or any Subsidiary thereof is a party, whether written or oral, for the benefit of any current or former employee, director, independent contractor or consultant of any Purchased Subsidiary (or Subsidiary thereof) (including their dependents or beneficiaries) or (ii) under which any Purchased Subsidiary (or Subsidiary thereof) could reasonably be expected to have any present or future liability.
          “Environmental Requirements” means all federal, state, local and foreign Laws in effect on or prior to the Closing Date, concerning pollution or protection of the environment, natural resources or human health (as it relates to Hazardous Materials), including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any Purchased Subsidiary (or Subsidiary thereof) would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
          “Escrow Agent” means Wells Fargo Bank, N.A.
          “Escrow Agreement” means an escrow agreement to be entered into at the Closing among Buyer, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit A.
          “Escrow Fund” means the fund created by the Escrow Agent to hold the Indemnification Escrow Amount and the Transaction Incentive Plan Indemnity Amount pursuant to the Escrow Agreement.
          “Expected Base Transaction Incentive Plan Amount” means $9,519,429.
          “GAAP” means United States generally accepted accounting principles, consistently applied.

          “Governmental Entity” means any domestic or foreign, federal, state, provincial, local or other government, governmental, quasi-governmental, regulatory or administrative authority, agency, bureau, board, department, political subdivision or commission or any court, tribunal or judicial or arbitral body.
          “Hazardous Materials” means all wastes, pollutants, contaminants or hazardous, dangerous or toxic substances or materials including petroleum and petroleum products (including without limitation crude oil and any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, toxic mold, and any other substance or material that is regulated pursuant to any Environmental Requirement or the use or release of which could result in liability under any Environmental Requirement.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” means, without duplication, the sum of (i) all obligations of the Purchased Subsidiaries or their Subsidiaries for borrowed money and any accrued interest or prepayment premiums related thereto (the Indebtedness described in this clause (i) may be referred to in this Agreement as “Indebtedness for Borrowed Money”), (ii) all obligations of the Purchased Subsidiaries or their Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP (excluding, for the avoidance of doubt, automobile leases), (iii) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Purchased Subsidiaries or their Subsidiaries are party and (iv) any guarantees of Indebtedness of third parties by the Purchased Subsidiaries or their Subsidiaries. For the avoidance of doubt, Indebtedness shall not include any guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of the Purchased Subsidiaries or their Subsidiaries in connection with any customer contracts, proposals or otherwise, or any indebtedness, liabilities or other obligations resulting from or incurred in connection with any debt financing utilized by Buyer in connection with financing the Aggregate Consideration.
          “Indian Company” means KU Education Digital India Private Limited.
          “Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all patents, trademarks, service marks, domain names and copyrights, and all registrations and applications for the registration of any of the foregoing, rights of publicity and privacy, moral rights and rights of attribution and integrity, and any trade secrets, proprietary business and proprietary technical information.
          “Key Employee” means Kal Raman.
          “Law” means any statute, ordinance, code, law, decree, treaty, rule, regulation, order, principle of common law, reported decision or other written requirement, standard or procedure enacted, adopted or applied by a Governmental Entity.

           “Liability” means any debt, obligation or liability of any nature (including any undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability is immediately due and payable.
          “Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, lien, right, option, claim, restriction or other encumbrance.
          “Losses” means all actual losses, out-of-pocket costs and expenses (including attorneys’ fees and disbursements and any other legal costs, and fees of accountants, experts and other advisors), and all other liabilities, damages, claims, charges, Actions, assessed interest and/or Taxes incurred by a Party, in each case, to the extent (and only to the extent) indemnifiable under Section 6.02(a) or Article VIII, as applicable, and calculated in accordance with Article VIII.
          “M & F Worldwide Group” means the affiliated group of corporations with M & F Worldwide Corp. as the common parent, within the meaning of section 1504(a) of the Code.
          “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of the Business, Purchased Subsidiaries and their Subsidiaries taken as a whole or (b) the ability of Seller to consummate the Closing and the other transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) any effect from the announcement or pendency of the transactions contemplated by this Agreement (other than for purposes of Sections 2.04, 3.03 and 3.16 and the condition contained in Section 7.01(a) with respect to the representations and warranties contained in Sections 2.04, 3.03 and 3.16); (ii) any change in conditions affecting the industry in which the Purchased Subsidiaries participate, the U.S. economy or any other economy where the Purchased Subsidiaries do business or the capital markets in general or the markets in which the Purchased Subsidiaries operate; (iii) the effect of any change arising in connection with any “act of God,” hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Laws, rules or regulations or the interpretation thereof; or (v) any effect resulting from any action required or expressly permitted to be taken by the terms and conditions of this Agreement; provided further, however, that with respect to clauses (ii) and (iii), such matter does not have a materially disproportionate effect on the Purchased Subsidiaries and their Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries, economies and markets in which the Purchased Subsidiaries and their Subsidiaries operate.

          “Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
          “Net Working Capital” means an amount equal to (i) the consolidated current assets (including cash, cash equivalents and marketable securities, and excluding any item concerning Taxes) of the Purchased Subsidiaries and their Subsidiaries minus (ii) the consolidated current liabilities (excluding any item concerning Taxes) of the Purchased Subsidiaries and their Subsidiaries, in each case determined in accordance with the Accounting Practices and Procedures; provided that, notwithstanding anything herein to the contrary, in no event will the determination of “Net Working Capital” include (A) any intercompany accounts solely among the Purchased Subsidiaries and their Subsidiaries, (B) any liability or obligation related to (w) Unpaid Transaction Expenses that are deducted from the Closing Date Purchase Price pursuant to Section 1.02(b), (x) Unpaid Indebtedness that is deducted from the Closing Date Purchase Price pursuant to Section 1.02(b), (y) payment amounts with respect to the Transaction Incentive Plan or (z) compensation charges or expense, or accruals therefor, or obligations in respect of Payroll Taxes, in each case arising in connection with or in respect of the vesting, exercise or payments made in respect of, or in consideration of the cancellation of, options, unit appreciation rights or other equity or equity-linked rights to purchase, receive or otherwise relating to equity in Seller that are held by employees of any Purchased Subsidiary or any of their Subsidiaries where such payments (1) are made by Seller or any of its Affiliates (other than any Purchased Subsidiary or any of their Subsidiaries) or (2) are otherwise made in accordance with Section 6.10 and/or (C) any expenses relating to Buyer’s financing for the transactions contemplated hereby or any other liability that otherwise reduces the Aggregate Consideration (other than pursuant to this clause (ii) of this definition of Net Working Capital).
          “Net Working Capital Amount” means the Net Working Capital of the Purchased Subsidiaries and their Subsidiaries as of 11:59 p.m. Pacific Time on the date immediately preceding the Closing Date.
          “Nondisclosure Agreement” means the Nondisclosure Agreement, effective September 30, 2010, by and between Harland Clarke Holdings Corp. and Seller.
          “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
          “ordinary course of business” means the ordinary course of business consistent with past practice.
          “Payroll Taxes” means any payroll taxes or similar taxes (including without limitation Social Security, Medicare, unemployment and disability insurance Taxes).
          “Permitted Liens” means (i) any restriction on transfer arising under applicable securities law; (ii) statutory liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been made on the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iv) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (vi) liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) purchase money liens and liens securing rental payments under capital lease arrangements; (ix) liens of lessors and licensors arising under lease agreements or license arrangements as a matter of Law in the ordinary course of business; and (x) all other liens, imperfections in title, charges, rights, options, claims, restrictions and other encumbrances which do not materially detract from the value of, materially interfere with, or otherwise materially adversely affect the present use and enjoyment of the asset or property subject thereto or affected thereby.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.
          “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
          “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
          “Seller’s knowledge” means the actual knowledge, after due inquiry, of Kal Raman, Peter Biere, Anthony Faulkner, Muru Subramani, Christine Muoneke, Michael Neumann, Michael Gibbore, John Hults and David Kyman.
          “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date; provided that, with respect to any Payroll Taxes, “Straddle Period” shall mean any biweekly Payroll Tax period beginning on or before and ending after the Closing Date.
          “Subsidiary” means any Person which Seller owns or controls, directly or indirectly through another Subsidiary, a majority of the outstanding capital stock (or other beneficial interest) entitled to vote generally.
          “Target Net Working Capital Amount” means a deficit of SIXTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS, or stated numerically, -$16,500,000; provided, that if the $23.1 million of deferred revenue set forth on the Latest Balance Sheet has decreased to less than $22.6 million on the Final Closing Statement as a result of the matter set forth on paragraph 7 of Schedule 3.05(a)(2), then the Target Net Working Capital Amount will increase (i.e., become less negative) by an amount equal to the difference between $22.6 million and the amount of such deferred revenue as set forth on the Final Closing Statement.
          “Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental (including under Code Section 59A) or withholding taxes imposed by the U.S., any state, local, foreign or other applicable jurisdiction.
          “Tax Return” means any return (including any information return), including any attachments thereto and amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any taxing authority with respect to any Tax.
          “Transaction Documents” means this Agreement, the Escrow Agreement, the Transaction Incentive Plan, the Guarantees and the Restrictive Covenant Agreement.
          “Transaction Expenses” means all fees and expenses payable to the advisors to Seller, the Purchased Subsidiaries or their Subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, in no event shall “Transaction Expenses” be deemed to include any fees and expenses to any Person to the extent relating to Buyer’s financing for the transactions contemplated hereby.
          “Transaction Incentive Plan Amount” means the sum of (i) the Actual Base Transaction Incentive Plan Amount, plus (ii) any Contingent Transaction Incentive Plan Amount.
          “Transaction Incentive Plan Tax Benefits” means the Tax effect of any deduction resulting from any bonuses paid to personnel of any Purchased Subsidiary (or Subsidiary thereof) by Buyer, Seller, the Purchased Subsidiaries or their Subsidiaries pursuant to the Transaction Incentive Plan.
          “Transfer Taxes” means all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that, for the avoidance of doubt, in no event shall “Transfer Taxes” be deemed to include any withholding Taxes described in Section 1.07(d) or Washington State Business and Operations, or similar, Taxes.
          “Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would cause a breach of this Agreement.

     10.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding section of this Agreement:

Term	Section
Acceleration Event	1.05(e)
Accounting Referee	1.04(a)
Action	3.12
Actual Base Transaction Incentive Plan Amount	1.04(b)(ii)
Adjustment Amount	1.04(c)
Aggregate Consideration	1.02(c)
Agreement	Preamble
Allocation	1.07(a)
Allocation Amount	1.07(a)
Allocation Value	1.07(a)
Antitrust Division	5.03(c)
Base Consideration	1.02(b)
Billed Revenue	1.05(b)(i)
Buyer	Preamble
Buyer Fundamental Representation	8.01(i)
Buyer Indemnified Parties	8.02(a)
Cap	8.02(b)(ii)
Closing	1.03(a)
Closing Date	1.03(a)
Closing Date Purchase Price	1.02(b)
Closing Payment Certificate	1.02(a)
Closing Statement	1.04(a)
Confidential Information	6.08
Contingent Consideration	1.05(a)
Contingent Consideration Objections Statement	1.05(c)
Contingent Consideration Participant	1.05(d)
Contingent Consideration Statement	1.05(c)
Contingent Purchase Price	1.05(d)
Contingent Transaction Incentive Plan Amount	1.05(d)
Continuing Employees	6.03(a)
Current Insurance Policies	3.15
CY2011	1.05(a)
Deductible	8.02(b)(i)
Disclosure Schedules	II
Discount	1.05(b)(i)
Employee Foreign Plan	3.13(g)
Employment Agreement	Recitals
End Date	9.01(d)
Escrow Account	1.06
Estimated Net Working Capital Amount	1.02(a)
Final Closing Statement	1.04(a)
Final Determination Date	1.04(a)

Term	Section
Financial Statements	3.05(a)
FTC	5.03(c)
GLOBALSCHOLAR Marks	6.09(a)
Guarantees	Recitals
Incremental Taxes	6.02(n)
Indemnification Claim	8.04(a)
Indemnification Escrow Amount	1.06
Indemnification Notice	8.04(a)
Indemnified Party	8.04(a)
Indemnifying Party	8.04(a)
Indian Withholding Tax	1.07(a)
Insurance Policies	3.15
IT Act	3.07(n)
IT Assets	3.11(d)
Key Customers	3.19
KU Marks	6.09(a)
KUED	Recitals
KUELP	Recitals
Latest Balance Sheet	3.05(a)
Lease Deed	6.02(p)
Leased Real Property	3.09(b)
Modified Benefit	6.02(h)
Option Plan	5.01(b)(xvii)
Options	5.01(b)(xvii)
Parties	Preamble
Party	Preamble
Post-Closing Plans	6.03(a)
Purchase Price	1.02(c)
Purchase Price Adjustment Objections Statement	1.04(a)
Purchased Subsidiaries	Recitals
Purchased Subsidiaries Audited Financial Statements	6.05(a)
Real Property Leases	3.09(b)
Related Party Transaction	1.05(b)(ii)
Restrictive Covenant Agreement	Recitals
Rules	11.11(b)
SEC	4.06
Section 338 Election	6.02(n)
Securities	Recitals
Securities Act	4.06
Seller	Preamble
Seller Fundamental Representation	8.01(i)
Seller Indemnified Parties	8.03(a)
STPI	3.07(n)
Sub I	Recitals
Sub II	Recitals

Term	Section
Subject Persons	6.08
Subsidiary Securities	3.04(a)
Survival Date	8.01
Tax Audits	3.07(b)
Tax Benefit	8.05(b)
Tax Contest	6.02(g)
Tax Contest Payment	6.02(c)
Tax Indemnity Termination Date	6.02(b)
Tax Notice	6.02(g)
Third Party Claim	8.04(a)
Transaction Incentive Plan	6.03(d)
Transaction Incentive Plan Indemnity Amount	1.06
UARs	5.01(b)(xvii)
Unpaid Indebtedness	1.02(a)
Unpaid Transaction Expenses	1.02(a)
ARTICLE XI
MISCELLANEOUS
     11.01 Expenses. Except as otherwise expressly set forth in this Agreement, each of the Parties hereto shall bear, without right of reimbursement from the other, all costs and expenses incurred by it incident to the preparation, execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder, including fees and disbursements of legal counsel, accountants, and consultants employed by the Parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
     11.02 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
          Notices to Buyer and, following the Closing, the Purchased Subsidiaries:
Scantron Corporation
10391 Laureate Drive
San Antonio, Texas 78249
Attn: General Counsel
Tel: (210) 694-1082
Fax: (210) 699-4002

          with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Alan C. Myers
Tel: (212) 735-3780
Fax: (212) 735-2000
          Notices to Seller and, prior to Closing, the Purchased Subsidiaries:
KUE Digital International LLC
1250 4th Street
Santa Monica, California 90401
Attn: Stanley E. Maron, Secretary
Tel: (310) 570-4910
Fax: (310) 570-4901
          with a copy to:
Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, California 90071
Attn: Bradley A. Helms
Tel: (213) 891-8640
Fax: (213) 891-8763
     Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Party(ies) notice in the manner herein set forth.
     11.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (i) by Buyer without the prior written consent of Seller; provided that Buyer shall have the right to collaterally assign all or any part of its right, title, interest (but not its obligations) hereunder to any of its financing sources, provided in each case that, notwithstanding a permitted assignment, Buyer shall remain fully liable for its obligations hereunder and for any liabilities or obligations that arise from the exercise by any such assignee, or from any actions taken by any such assignee in furtherance of, any assigned right, title or interest, and/or (ii) by Seller without the prior written consent of Buyer.
     11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
     11.05 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an Article of this Agreement, a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified.
     11.06 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     11.07 Amendment and Waiver.
          (a) This Agreement may not be amended except in a written instrument executed by the Parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
          (b) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

     11.08 Complete Agreement. This Agreement (including the exhibits hereto and the Disclosure Schedules) and the documents referred to herein (including the Escrow Agreement) contain the complete agreement between the Parties hereto and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
     11.09 Counterparts; Facsimile, Electronic Signatures. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
     11.10 Governing Law; Consent to Jurisdiction. All matters relating to this Agreement or the breach, interpretation, construction, validity, termination and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware. Subject to Sections 1.04, 1.05, 6.02 and 11.11 herein, and the alternative dispute resolution provisions contained therein, each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court in New Castle County, or Federal court of the United States of America, sitting within New Castle County in the State of Delaware, and any respective appellate court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by applicable Law, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the Parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Law.
     11.11 Arbitration Procedures for Certain Disputes.
          (a) The Parties agree that, from and after the Closing, the arbitration procedure set forth below shall be the sole and exclusive method of the Parties for finally resolving and remedying disputes under Section 1.05(c) herein that are not by the terms thereof to be submitted for resolution by the Accounting Referee.
          (b) The arbitration shall be held in Dallas, Texas in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”) then in effect, however in all events, the provisions contained in this Section shall govern over any conflicting rule that may now or hereafter be contained in the Rules. There shall be a single arbitrator who shall be mutually agreed upon by the Parties. In the event the Parties are unable to agree on an arbitrator within 20 days following the commencement of the arbitration (in accordance with the Rules), on the request of any Party JAMS will select an arbitrator in accordance with the procedures set forth in the Rules. No arbitrator shall have any past or present family, business or other relationship with either Party or its Affiliates, unless, following full disclosure of all such relationships, the Parties agree in writing in their respective sole discretions to waive such requirement with respect to an individual in connection with any dispute. The arbitrator shall have the authority to grant any and all equitable and legal remedies that would be available if a judicial proceeding had been instituted to resolve the dispute. The arbitrator will furnish a written decision and award to each of the Parties, which decision and award will be final and binding on the Parties and may be entered an enforced in any court having jurisdiction. The Parties shall keep confidential any arbitration conducted in accordance with this Section 11.11; except as may be required by law or legal process and provided that such parties may discuss the arbitration with their respective advisors and attorneys who shall be bound to protect such confidentiality; and provided, further that either Party may take such steps as may be necessary to confirm and enforce the award in a public judicial proceeding. Unless otherwise ordered by the arbitrator, no discovery other than an exchange of documents directly relevant to the issues in dispute may occur in any arbitration other than upon a showing of unusual and substantial need. The Parties shall in good faith promptly exchange relevant, non-privileged documents created prior to the commencement of the arbitration and not likely to be in the possession of the other Party. The arbitrator shall be instructed to hold a hearing regarding the dispute within ninety (90) days of his or her appointment and to render a decision no later than 30 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Parties. The Parties agree, however, that in the event that these time periods are not strictly adhered to, this shall not be used a basis for setting aside an award. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of any of the Rules or the provisions of this agreement to arbitrate shall be resolved by the arbitrator. An arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section or this Agreement.
          (c) The Parties will equally share the initial costs of the arbitration, and the award of the arbitrator shall allocate attorneys’ fees, expenses and costs, as well as the costs of the arbitration, between the Parties in the manner the arbitrator determines to be the most equitable, with the presumption that the American Rule (with each party bearing its own costs) applies unless the equities dictate otherwise.
     11.12 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that any Person that is not a Party but, by the terms of Sections 6.02, 6.04 or Article VIII, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.
     11.13 Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
* * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

SELLER:

KUE DIGITAL INTERNATIONAL LLC

By:	/s/ Stanley E. Maron
Name: Stanley E. Maron
Its: Secretary

BUYER:

SCANTRON CORPORATION

By:	/s/ Chuck Dawson
Name: Chuck Dawson
Its: Chief Executive Officer